UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number ______

NATIVE AMERICAN ENERGY GROUP, INC.
 (Exact Name of Registrant as specified in its charter)

Delaware	65-0777304
(State of Incorporation)	(IRS Employer ID No.)

108-18 Queens Blvd
Forest Hills, NY 11375
(Address of principal executive offices)

(718) 408-2323
 (Registrant’s telephone number, including area code)

Copies to:
Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel: (732) 409-1212
Fax: (732) 577-1188

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered
Common Stock $0.001 Par Value	OTC BB

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
NonNon-accelerated filer	☐	Smaller reporting Company	☒

Table of Contents

The cross-reference table below identifies where the items required by Form 10 can be found in the statement.

Item No.	Item Caption	Page
1	Business.	1
1A	Risk Factors.	9
2	Financial Information.	27
3	Properties.	31
4	Security Ownership of Certain Beneficial Owners and Management.	31
5	Directors and Executive Officers.	31
6	Executive Compensation.	33
7	Certain Relationships and Related Transactions, and Director Independence.	34
8	Legal Proceedings.	34
9	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.	34
10	Recent Sale of Unregistered Securities.	37
11	Description of Registrant’s Securities to be Registered.	38
12	Indemnification of Directors and Officers.	39
13	Financial Statements and Supplementary Data.	41
	Report of Registered Independent Auditors.	F-21
	Notes to Consolidated Financial Statements. (June 30, 2010)	F-6 - F-18
	Notes to Consolidated Financial Statements. (December 31, 2009 and 2008)	F-27 - F-41
14	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.	43
15	Financial Statements and Exhibits.	43

EXPLANATORY NOTE

You should rely only on the information contained in this registration statement or in a document referenced herein. We have not authorized anyone to provide you with any other information that is different. You should assume that the information contained in this registration statement is accurate only as of the date hereof except where a different specific date is set forth.

As used in this registration statement, unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” “NAEG,” or “NAGP” refer to Native American Energy Group, Inc., a Delaware corporation, and our wholly owned subsidiaries, NAEG Alaska Corporation, and NAEG CBM Operations, LLC.

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, some information in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would” or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this registration statement because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed in the sections captioned “Risk Factors” and “Description of Business,” as well as other cautionary language in this registration statement and events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock,” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this registration statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://www.nativeamericanenergy.com. Information contained in our website does not constitute part of this registration statement. When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports). To receive paper copies of our SEC filings, please contact us by mail addressed to Investor Relations, Native American Energy Group, Inc., 108-18 Queens Blvd, Forest Hills, New York 11375. (718) 408-2323.

ITEM 1. BUSINESS.

General Information

Our business address is 108-18 Queens Blvd, Forest Hills, New York 11375. Our Internet website address is www.nativeamericanenergy.com. The information contained in, or that can be accessed through, our website is not part of this registration statement.

History

Native American Energy Group, Inc., was originally organized under the laws of the State of Nevada, under the name Halstead Energy Corporation, on January 18, 2005. On January 25, 2005, it changed its name to Native American Energy Group, Inc.  In October 2009, we completed a reverse merger transaction with Flight Management International Inc. (formerly “FMGM”). Simultaneously, FMGM changed its name to Native American Energy Group, Inc. In December 2009, the Financial Industry Regulatory Authority (FINRA) de-listed the Company’s security and subsequently changed the symbol of the surviving entity from FMGM to NAGP.

Flight Management International, Inc. was originally organized under the laws of the State of Delaware on November 1, 1996, under the name American Entrepreneurial Funding Corporation. Over the years the corporate name has changed several times (including Franchise Management International, Inc. and Flight Management International Inc.) until in October 2009, when the name was changed to “Native American Energy Group, Inc.”

As of the date of this filing, our common stock is quoted on the Pink Sheets Electronic OTC Market (“Pink Sheets”) under the trading symbol “NAGP.” Our wholly owned subsidiaries, NAEG Alaska Corporation, “NAEG Alaska” (formerly Fowler Oil & Gas Corporation), a Delaware corporation incorporated in January 2005, and NAEG CBM Operations LLC, “NAEG CBM” (formerly Fowler Oil & Gas Alaska, LLC), an Alaskan limited liability company incorporated in August 2006, are our operating entities. We acquired NAEG Alaska and NAEG CBM, effective on December 31, 2007. We do not own equity interests in any other entities.

Company Overview

Native American Energy Group, Inc. (NAEG), a Delaware corporation, with its principal place of business in New York, is a vertically integrated energy resource development and management company specializing in oil, natural gas, and wind power generation systems.

We are in the business of developing oil & gas in the Williston Basin of Montana, coal-bed methane natural gas (CBM) in the Cook Inlet Basin in Alaska, as well as developing and implementing Vertical Axis Wind Turbine power generation technology for the production of clean, cost-efficient energy throughout the U.S., including Alaska and all U.S. Indian reservations.

The Company is developing several energy projects made available to NAEG primarily due to its unique relationships and philanthropic approach to working with a variety of Native American Indian tribes in various parts of the country, including the State of Alaska. In addition, the Company has oil & gas operations on “non-native” lands in Montana and Alaska. The Company’s Alaska operations are conducted through its wholly-owned subsidiaries, NAEG Alaska Corporation and NAEG CBM Operations LLC.

Undeveloped Resources – Values for Native Americans

Native Americans (in both the lower 48 states and Alaska) own vast reserves of a wide assortment of minerals including oil, gas, coal and other valuable minerals. Much of this potential energy has gone undeveloped over the decades for a variety of reasons, including a lack of communication and distrust of potential development partners, as well as established tribal reasons to maintain lands in an undeveloped state. It is well established that, outside of the federal government itself, Native American reservations are the largest mineral owners in the United States. It is estimated that they own as much as 20% of the country’s oil and gas reserves and about 25% of its coal reserves.

Special Relationship with Native American Groups

The Company has dedicated a substantial portion of its mission statement to the development of a conscientious and responsible relationship with Native American tribes. It is well understood that attractive arms-length mineral development arrangements can be reached with a large number of Native American tribes once a level of mutual trust and understanding is reached between the parties. That mutual trust and understanding has long been lacking between energy companies and such groups. Over the past years, NAEG’s founders have familiarized themselves with the various Native American tribes, their cultures, organizational structures, protocols and customs. Known to the Native American community as “The People’s Company,” NAEG and its founders have been recognized by key tribal members for their dedication and commitment to improving the economic conditions of these tribes by developing the vast energy resources on their reservations.

Oil Industry - Overview

The price of oil is a function of oil’s supply and demand, among other factors. Throughout 2008 and 2009, oil prices swung materially as demand contracted in light of the global recession. Demand for oil in North America is projected to stabilize following its contraction of an expected 1.4 million barrels per day (mb/d) in 2009, according to the U.S. Energy Information Administration (EIA).

According to U.S. EIA’s Short-Term Energy Outlook, dated July 7, 2010, West Texas Intermediate (WTI) crude oil spot prices averaged $75.34 per barrel in June 2010 ($1.60 per barrel above the prior month’s average), close to the $76 per barrel projected in the forecast in last month’s Outlook.  EIA projects WTI prices will average about $79 per barrel over the second half of 2009 and rise to $84 by the end of 2011.

Furthermore, the Bakken Formation discovery in North Dakota estimates 200 billion to 400 billion barrels of oil recoverable, according to a Pittman, Price and LeFever study. This is the largest oil discovery since Alaska’s Prudhoe Bay, and significantly improves the economic landscape for that area, including the increased demand for fuel that will come from additional prospecting and drilling that is forecasted for the region.

Diagram #1

Montana Oil Operations – Williston Basin

Since January 2005, NAEG has acquired oil & gas leases on and around the Fort Peck Indian Reservation in the Williston Basin. The Company has acquired leases which include historically producing oil & gas wells that were shut-in or abandoned since the 1950’s by major oil companies such as Exxon, Chevron, Devon and Continental. The wells were abandoned due to depressurization, paraffin, production falling below commercial levels at that time, termination of previous oil & gas leases by the tribal governments due to improper development and various economical reasons, most commonly, declining oil prices. In addition, the Company has acquired valuable leases overlying the prolific Bakken formation, which is the highest-producing onshore field discovered in the lower 48 states in the past 56 years according to the Wall Street Journal, the U.S. Energy Department and a Pittman, Price and LeFever study. The Company has acquired approximately 3,000 acres in Montana, which includes acreage over the Bakken formation. The Company owns its own Workover and Well Servicing Rig, which is used to re-work, service and drill shallow wells. Its standby field team includes fabricators, welders, machinists, heavy equipment operators, derrickmen, floor hands, roughnecks and rig operators. In addition, its team has extensive leasing experience on both native and non-native lands and facilitates all leasing activities internally.

Diagram #2

Alaska Coal Bed Methane Gas Operations - Overview

The Matanuska-Susitna (Mat-Su) Valley in Alaska is known for its significant coal reserves. Coal reserves in the area are larger than those in the prolific Powder River Basin of the United States. Estimated Alaska coal resources are largely in cretaceous and tertiary rocks distributed in three major provinces: Northern Alaska-Slope, Central Alaska-Nenana, and Southern Alaska-Cook Inlet. Cretaceous resources, predominantly bituminous coal and lignite, are in the Northern Alaska-Slope coal province. Most of the tertiary resources, mainly lignite to sub-bituminous coal with minor amounts of bituminous and semi-anthracite coals, are in the other two provinces. The combined measured, indicated, inferred, and hypothetical coal resources in the three areas are estimated to be 5,526 billion short tons (5,012 billion metric tons), which constitutes about 87 percent of Alaska’s coal and surpasses the total coal resources of the conterminous United States by 40 percent.

Through its wholly-owned subsidiaries, NAEG Alaska Corporation (formerly Fowler Oil & Gas Corp) & NAEG CBM Operations LLC, the Company has established a strong presence in the Mat-Su Valley and has leased a significant amount of acreage for development of CBM gas. Its project area is estimated to include about 30,000 acres with coal bed methane gas reserves at various depths in-ground.

History of CBM Development in Alaska

The Company’s CBM development program follows a controversial and ultimately unsuccessful attempt by Evergreen Resources, Inc. (NYSE:EVG), a Colorado based oil & gas company (“Evergreen”), to drill for coal bed methane in the Matanuska Susitna Borough in 2004. In 2004, Evergreen was awarded coal bed methane mineral rights on nearly 300,000 acres from the state without any notification to private individuals who owned the surface rights to some of the same acreage. Additionally, Evergreen’s development proposal contemplated a more dense well spacing of one per 20 acres, which when coupled with the conventional fracturing drilling method, triggered public concerns of tremendous land surface disruption and environmental damage. In the face of insurmountable public criticism and opposition to their drilling proposal, Evergreen relinquished the mineral rights back to the state and abandoned its proposed drilling program.

As a direct result of the failed Evergreen coal bed methane drilling initiative, the Matanuska Susitna Borough Assembly adopted some of the strictest regulations for coal bed methane drilling in the country. The new ordinance limits well density, requires setbacks from private homes and public schools, and establishes rigorous public notification requirements, including a mandatory public hearing.

Strategic Approach

Evergreen’s mistakes and their apparent disregard for the Mat-Su Borough’s environmental concerns led to distrust for outside energy companies. In light of such developments, NAEG decided to apply its extensive experience of building close-knit relationships with Native American communities to the Mat-Su Valley. In January 2005, the Company’s principals formed its wholly-owned subsidiary, NAEG Alaska Corporation (formerly Fowler Oil and Gas Corp). For the past 5 years, the Company has built strong relationships with the local residents and government agencies of the Mat-Su Borough, as well as the State of Alaska. In June 2007, with encouragement from the Mat-Su Borough, NAEG applied for a drilling permit with the Mat-Su Borough Planning Commission, to drill for CBM gas on its initial pilot well situated on 840 acres. Over 1,000 letters were mailed to residents living in the area, and a public hearing of the Borough was held on October 2, 2007. The permit was approved at that hearing. In addition, the State held their public hearing on January 15, 2008, and the Company’s State Permit was approved by the Alaska Oil & Gas Conservation Commission (AOGCC) on February 25, 2008. The Company has received tremendous support from both state and borough governments regarding the development of CBM in the Mat-Su Valley, as it will address the dwindling shortage of gas and provide revenue for the state and borough as well. Diagram #3 below depicts a multi-stacked lateral plan to reduce the sites footprint.

Strategic Positioning

On June 3, 2008, the U.S. Department of Energy approved two more years of natural gas exports from Alaska’s Cook Inlet to Asia. The approval was in response to a request from Nikiski LNG plant owners ConocoPhillips (Conoco) and Marathon to extend the plant’s export license for two years, from April 1, 2009 to March 31, 2011. The companies will be exporting 98.1 billion cubic feet of liquefied natural gas to Japan or other Pacific Rim countries during this time. Due to Conoco’s LNG exporting license renewal and the dwindling supply of natural gas in the Cook Inlet, NAEG is positioned well for the future.

Initial CBM Development

The Company’s plan includes a horizontal drilling method combined with a down-hole waste water disposal system perfected by Baker Hughes that will (i) dramatically decrease the gas recovery time, (ii) eliminate the need for multiple surface well heads and allow for the use of smaller, less environmentally-intrusive pumping mechanisms and (iii) eliminate waste water re-surfacing disposal problems that often accompany more conventional drilling methods. The Company’s technology enables a single vertical well to be drilled approximately 4,000 feet below the surface with multiple subsurface lateral wells reaching approximately 2,500 feet horizontally into the coal seams.

Diagram #3
Diagram provided by Scientific Drilling Inc.

Permits

In October 2007, the Company’s wholly-owned subsidiary, NAEG CBM Operations, received their permit and approval to drill its first unitized well which is called the Kircher Unit consisting of 840 acres. This is the first coal bed methane gas drilling permit ever issued under the new coal bed methane drilling ordinance implemented by the Mat-Su Borough. In November 2007, the state permit application was filed and eventually approved, on February 25, 2008, after a public hearing held on January 15, 2008. The Company has already posted its oil & gas surety bonds with the AOGCC for $100,000, and $50,000 with the Mat-Su Borough. Further, an access road and drilling pad has already been built in the area. The Mat-Su Borough permit will become null and void on October 1, 2012 if the project is not initiated by then. The state drilling permit approved on February 28, 2008, expired on February 28, 2010, as the project was not initiated within the two year time allowed. As per our communication with the AOGCC, they have informed us that as long as we still have a valid Mat-Su Borough drilling permit, they will renew our application for another two years. We would be required to re-submit the application with the same information. It would not be subject to the intense review process that our application underwent back in 2007-2008.

Gas Market

There is a severe natural gas shortage in the Cook Inlet area, where the supply of natural gas has been dwindling in recent years. The area’s annual production of 207 billion cubic feet of natural gas annually is moving in the direction of under-production than the projected annual market requirements.

Gas Purchasers

The Company has already entered into preliminary discussions with commercial gas purchasers in the area, such as ConocoPhillips LNG.

Delivery

All of the coal bed methane gas wells to be drilled are near the Enstar Gas pipeline, a common carrier pipeline regulated by the Public Utilities Commission, through which all commercial purchasers of natural gas in the Cook Inlet area access their natural gas supplies such as Chugach Electric and ConocoPhillips.

Wind Energy Division – Overview

In February 2007, Native American Energy Group (NAEG) entered into an exclusive technology and distribution rights agreement for proprietary vertical axis wind turbines created by Windaus Energy of Brantford, Ontario. The total acreage covered under the original license agreement was approximately 112,000,000 acres, equivalent to 5% of the total U.S. land mass which included the entire State of New York.

2010 Amendment to Windaus Agreement – NAEG Acquires Rights to Entire U.S. including Indian Lands:

In March, 2010, NAEG executed an amendment to their original agreement with Windaus Energy Inc., whereby we acquired exclusive manufacturing, marketing, sales, sublicensing and distribution rights to bring to the U.S. market Windaus’ proprietary, highly advanced Vertical Axis Wind Turbine Energy Systems. This exclusive license agreement covers the entire U.S., including Alaska and all Indian lands in the U.S. which equals approximately 2.3 Billion acres and it applies to all wind turbine products and systems developed by Windaus Energy Inc. currently and in the future. NAEG will manufacture these turbines in the U.S. at various manufacturing facilities to be established per its plan of action post-certification, in accordance with certain standards maintained by Underwriters Laboratories (UL) and the American Wind Energy Association (AWEA), which it is in the process of achieving.

NAEG’S Exclusive Vertical Axis Wind Turbine Design

NAEG’s unique and leading-edge wind energy conversion system produces electrical power, both on and off the grid, for use by individual homeowners, small businesses, commercial industries, institutions, utility companies, farms, schools, government buildings, apartment complexes, industrial sites, communication towers, military facilities and Native American lands with on-shore/off-shore applications.

NAEG is Engaged in Three Segments of Wind Power Generation

1.
Wind Community Development: Build small to large-scale wind farms jointly owned by Native American Indian communities, small town local communities, farm owners and our Company. We will connect to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry. Our goal is to build a network of community-owned wind power systems across the United States.

2.
Single Unit Distribution: A wind energy conversion system to produce electrical power, both on and off the grid, for use by individual homeowners, small businesses, commercial industry, institutions, utility companies, schools, government buildings, apartment complexes, industrial sites, communication towers and military facilities.

3.
Manufacturing: NAEG has acquired the manufacturing rights for the Windaus Turbines to be manufactured in the U.S. NAEG intends to strategically establish various manufacturing facilities throughout the United States in key regional locations directly and through sale and issuance of sublicenses and distributorships. The Company also intends to form partnerships with Native American tribes which will also allow for employment opportunities for tribal members. In addition, such partnerships qualify for various grant funding opportunities from the Office of Indian Energy and the Department of Energy.

Energy Industry and Market Overview

Electricity does not store well. As a result, utilities typically generate power in an on-demand style, ramping up electricity generation when energy demand rises, and cutting back when demand falls. According to the EIA’s Annual Energy Review 2007, the U.S. electric power industry is in transition as it moves toward a competitive environment in the wholesale and retail markets. Competitive markets are expected to encourage investments in new electric generating capacity to meet growing customer needs. These evolving markets are also expected to ensure that sufficient future capacity will exceed the projected peak demand. The extra capacity is needed to act as a buffer against unexpected increases in customer demands and losses of generating supply due to events like equipment outages, which might cause electricity blackouts. Storing electricity is extremely inefficient with existing technology, making it difficult for utilities to bank energy against a time of sudden demand. The demand, however, has dramatically increased in just the last decade due to an extraordinary spurt technologically. Significant new capacity for the generation of electricity will be required to meet anticipated demand. The EIA has also stated that nearly half of all electricity produced in the United States was generated by coal, which is the largest source of carbon dioxide in the atmosphere. Other major sources of electricity in 2007 were natural gas (21%), nuclear (19%) and hydropower (6%). Wind power accounted for nearly 1% of electricity production in the United States. According to the review, the amount of electricity generated from coal in the United States increased 72% between 1980 and 2007, and is projected to be 51% higher in 2025 than in 2002, based on the EIA’s Outlook of 2004 with Projections to 2025. These and other independent government and trade publications cited are readily available to the public on the Internet free of charge.

While a majority of world consumption is currently based on non-renewable resources such as petroleum, coal, natural gas and uranium, renewable energy such as wind power is beginning to rapidly increase in market share. Wind power provides several benefits to the environment. Wind powered turbines operate without emitting greenhouse gases and provides the lowest greenhouse gas lifecycle emissions of any power technology. Wind power provides electricity without a carbon footprint.

Reason for Lack of Market in Past Years

Although small wind turbines have had great potential to serve increasing demands for distributed generation and can provide a cost-effective solution for many homes, farms, schools and other end-users, several obstacles have hindered greater adoption, including:

•	Performance specifications are not standardized, and manufacturer reports are optimistic and inconsistent;

•	Consumers do not have user-friendly tools to compare turbines or accurately estimate energy performance; and

•	Consumers and agencies providing financial incentives need greater assurance of safety, functionality, and durability to justify investments.

Small turbine ratings, on which most incentive programs are based, vary by as much as 40% between programs. The most effective approach to surmounting these hurdles is through a standardized certification process with easy-to-understand labels that allow consumers to make “apples-to-apples” comparisons of different small wind turbines. While international certification programs are in place, a more affordable and appropriate option has been needed for the North American small wind turbine market.

The Beginning of Change

In 2006, a group of individuals and government entities, all with an interest in the development of a North American small wind market, recognized the need for a body, which would independently verify the performance of small wind turbines. As a result, that group subsequently established the Small Wind Certification Committee Working Group (SWCCWG), which consisted of more than 60 entities, including the major small wind turbine manufacturers, representatives from a number of US states and Canada, as well as universities and key individuals.

Through 2006 and 2007, the SWCCWG compiled a comprehensive organization plan for the Small Wind Certification Council (SWCC). This contained the market research that demonstrated the need, the mission statement, description of services to be provided, board directors, staff and their functions, funding and marketing plans, timelines and other information.

In early 2008, the SWCC (see below) moved on to the next stage of its development when it elected its first board of directors and began to hire staff. SWCC began to accept certification applications in February 2010.

The Purpose of the Small Wind Certification Council

The Small Wind Certification Council (SWCC), as an independent certification body, certifies whether or not small wind turbines meet or exceed the performance and durability requirements of the American Wind Energy Association (AWEA) Small Wind Turbine Performance and Safety Standards. This certification provides a common North American standard for reporting turbine energy and sound performance, and helps small wind technology gain mainstream acceptance.

The SWCC issues certified turbines easy-to-understand labels for Rated Annual Energy Output, Rated Power, and Rated Sound Level. The label also confirms that the turbine meets durability and safety requirements. As turbines are certified, SWCC’s web directory will include power curves, annual energy performance curves and measured sound pressure levels for each model certified. With certification labels, consumers can compare products and funding agencies and utilities will gain greater confidence that small turbines installed with public assistance have been tested for safety, function, performance and durability and that the turbines meet requirements of consensus standards. Certification helps prevent unethical marketing and false claims, thereby ensuring consumer protection and industry credibility.

As part of its certifying function, the SWCC determines the test reporting requirements. Manufacturers applying for certification test their turbines to the AWEA Small Wind Standard. SWCC does not conduct tests, but verifies and certifies test results submitted by testing organizations. The SWCC began to accept Notices of Intent to Submit an Application in February 2010.

The U.S. Department of Energy (DOE) “20% Wind Energy by 2030” – A Unique Opportunity for NAEG

In July 2008, the U.S. DOE issued a report titled “20% Wind Energy by 2030.” The modeling done for this report estimates that wind power installations with capacities of more than 300 gigawatts (GW) would be needed for the 20% wind scenario. Increasing U.S. wind power to this level from 11.6 GW in 2006 would require significant changes in transmission, manufacturing, and markets. Many states are working together with the public and private section to achieve this goal by implementing legislative and infrastructural changes. This report presents an analysis of one specific scenario for reaching the 20% level and contrasts it to a scenario of zero wind growth beyond the level reached in 2006. This projected level of growth will inject billions of dollars per year for the next 20 years into the industry, providing a unique opportunity for NAEG. Diagram #4 demonstrates the cumulative wind installations by 2030.

Diagram #4

Growth Potential, Demand, Industry Projections – and NAEG’s Mindset

Manufacturers predict a 30-fold increase in the U.S. market in as little as five years, even under the current economic conditions. Primary drivers include the eight-year, 30% federal investment tax credit enacted in October 2008, recent and potential private equity investment, and greater equipment manufacturing capabilities. This growth projection is much greater than the 40-50% annual growth predicted in a 2008 study by the AWEA, and is far beyond the average annual growth of 14-25% year-over-year growth the industry has seen over the past decade.

For all market segments, industry predicts that the federal investment tax credit will continue to help increase production and further reduce consumer costs. The clean-tech economy sector in general has been relatively strong throughout the global recession and credit crisis, and small wind is no exception. Even amidst the downturn, economies of scale are beginning to take shape in the industry and growth projections are the strongest in the industry’s 80-year history.

The United States government has recognized that the promotion and funding of alternative energy is a necessity, not a luxury, therefore incentives have increased and the demand for wind energy in the U.S. has grown rapidly. We believe that the demand for community development will increase. There are very few companies that have actually completed and put into operation community wind projects.  As we expect the demand to grow dramatically, we are prepared to fill a huge gap by developing turn-key wind farm communities systems across the United States.

NAEG’s team will initiate and implement current feasibility studies, project designs, formation of required land rights agreements to accommodate turbine placement on each project’s specific land, transmission interconnection studies, design and agreements with independent system operators (ISOs) and utilities, negotiation and execution of power purchase agreements, arrangement of equity and debt project financing, construction oversight and services, project commissioning and wind farm operations and maintenance. In addition, we can provide general consulting services to help farmers and communities evaluate possible community wind farm projects and initiate their development. Often, we will take on the entire development process including all of the services outlined above. Through the community wind approach, we will involve land owners and the local community by establishing a limited liability company that extends ownership to the participants along with the initial equity investor. We will also find financing, secure a contract with a utility to buy the electricity produced, purchase the equipment and contract for the construction of the system, and arrange for operation of the wind farm.

NAEG’s mindset is to capitalize on the data that demonstrates certain flaws in the already existing projects to develop more effective community wind farms in new locations throughout United States, utilizing the already existing information such as acceptable wind resources, suitable transmission access and an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements more effectively than our competitors.

New Legislation, Permitting Guidelines and Energy Incentives = “Green” Light for NAEG Wind Products

Beginning in 2009, a growing number of states adopted green energy incentives, laws and permitting guidelines for installation of wind and solar products in their respective states. In December 2009, the AWEA adopted the AWEA 9.1 Small Wind Turbine Performance & Safety Standard, which allows Nationally Recognized Testing Labs (NRTL’s) to test the product and certify it in accordance with specific guidelines. Prior to this, there was no standard for testing and certification of small wind turbines. The AWEA Standards are in compliance with the American National Standards Institute (ANSI) Essential Requirements. Standards developed under the AWEA Standards Development Procedures are intended to be eligible for adoption as American National Standards. In addition, many states and municipalities have begun adopting the 9.1 standard in order to allow certified and listed turbines to be installed on various structures such as single-family homes, businesses, farms, institutions, schools, government buildings rooftops, apartment & office building rooftops and “architecturally integrated” into new building design plans, industrial sites, military and communications systems.

Certification of NAEG Wind Turbines by Nationally Recognized Testing Laboratory (NRTL)

NAEG has already begun the process of certification by a NRTL to test and certify its wind turbine products in accordance with Underwriters Laboratories’ Standards as well as the AWEA 9.1 Standard.

NAEG’s Growth Strategy

We specialize in energy and economic independence for small communities such as Native American tribes and believe that we are among the leaders in this field. Our growth strategy is anchored by this competitive advantage we have over companies that seek to create wind farms on Indian lands. Our plan is to continue to provide various Native American tribes with a full range of options across each phase of development, which we expect will spur revenue growth and profitability for each project to be developed in the future.

In addition to growing our revenue per project, we expect to continue to grow our projects under development by utilizing competitive strengths and taking advantage of market conditions to build long-term growth by entering regional markets through already established relationships with community stakeholders.

Market Development - Wind Farm Applications throughout United States

Another aspect is the sale of the excess electricity generated to the local utilities as they are mandated by state law to purchase excess electricity from renewable energy generators. The Company also intends to create a small-scale wind farm and begin selling “green energy” to targeted utility companies in New York. Once this pilot farm is developed, the Company plans to engage in various partnerships to build wind farms across the United States on Indian lands, thereby creating revenue streams for both the tribes and NAEG.

Rooftop Installations in Metropolitan Cities

As a result of the stimulus package, New York State and all other major metropolitan cities have access to a significant amount of stimulus funds for the implementation of renewable energy systems in their cities. NAEG wind energy products include small wind turbines based on spiral-shaped blades mounted on a vertical axis that can be installed on New York City building rooftops, making such buildings less energy-grid dependent.

Pilot Project – Rooftop Installation Underway in Brooklyn, New York

NAEG Management is currently in the planning process for a rooftop installation consisting of four wind turbines on a new development in Brooklyn, which will debut the technology in an urban rooftop setting. Management is working closely with an architectural firm, building owners and development consultants to ensure a successful installation. Groundbreaking for construction is anticipated in August 2010, and will provide for citywide exposure in the five boroughs of New York City. NAEG is part of a team collaborating with both city officials, councilmen and various city agencies, including the Department of Buildings and the Metropolitan Transit Authority.

Establishment of Manufacturing Facility in New York

NAEG will establish a facility to begin manufacturing its three-foot and six-foot wind turbines. Manufactured turbines will initially be sold on the retail level while the Company is actively pursuing joint ventures, such as the leasing of rooftop spaces in New York City and open land in the suburban areas of Long Island and upstate New York for wind farm development. The Company will also explore the possibility of moving its offices above the same facility, and further, powering the facility using its wind turbines from a rooftop installation. This will allow potential end-users and wind farm partners to visit the corporate offices for visual presentations, tour the manufacturing facility and see firsthand how the turbines operate and generate power throughout a constructed building. It will also provide an on-site exhibit of the connection to the electric grid and demonstrate the net-metering process, whereby electricity is sold back to the utility.

Employees

As of August 18, 2010, the Company had four full-time employees.

Reports to Security Holders.

1.	The Company is not required to deliver an annual report to security holders, and at this time does not anticipate the distribution of such a report.

2.	The Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Exchange Act.

3.
The public may read and copy any materials the Company files with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

ITEM 1A. RISK FACTORS.

RISKS RELATED TO OUR BUSINESS AND THE WIND ENERGY INDUSTRY, NATURAL GAS AND OIL INDUSTRY, FINANCIAL CONDITION AND COMMON STOCK.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A “GOING CONCERN.” ACCORDINGLY, THERE IS SIGNIFICANT DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

As of June 30, 2010, we had an accumulated deficit of $16,966,969. A significant amount of capital will be necessary to advance the development of our projects to the point at which they will become commercially viable and these conditions raise substantial doubt about our ability to continue as a going concern.

If we continue incurring losses and fail to achieve profitability, we may have to cease our operations. Our financial condition raises substantial doubt that we will be able to continue as a “going concern”, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements as of December 31, 2009. These financial statements do not include any adjustments that might result from the uncertainty as to whether we will continue as a “going concern”. Our ability to continue status as a “going concern” is dependent upon our generating cash flow sufficient to fund operations. Our business plans may not be successful in addressing these issues.

WE HAVE GENERATED SUBSTANTIAL NET LOSSES AND NEGATIVE OPERATING CASH FLOWS SINCE OUR INCEPTION AND EXPECT TO CONTINUE TO DO SO AS WE BEGIN TO DEVELOP AND CONSTRUCT OUR FUTURE ENERGY PROJECTS.

We have generated substantial net losses and negative operating cash flows from operating activities since our operations commenced. We had accumulated losses of approximately $16,503,985 from our inception through December 31, 2009.

We expect that our net losses will continue and our cash used in operating activities will grow during the next several years, as compared with prior periods, as we increase our development activities including oil & gas well drilling, construction of wind farms and manufacturing of our wind turbine productions for sale. Energy projects, including wind farms and oil & gas drilling typically incur operating losses prior to commercial operation at which point the projects begin to generate positive operating cash flow. We also expect to incur additional costs, contributing to our losses and operating uses of cash, as we incur the incremental costs of operating as a fully reporting public company. Our costs may also increase due to such factors as higher than anticipated financing and other costs; non-performance by third-party suppliers or subcontractors; increases in the costs of labor or materials; and major incidents or catastrophic events. If any of those factors occurs, our losses could increase significantly and the value of our common stock could decline. As a result, our net losses and accumulated deficit could increase significantly.

WE DO NOT HAVE SUFFICIENT CASH ON HAND. IF WE DO NOT GENERATE SUFFICIENT REVENUES FROM SALES AMONG OTHER FACTORS, WE WILL BE UNABLE TO CONTINUE OUR OPERATIONS.

We estimate that within the next 12 months, we will need to raise substantial capital for operations, and we do not have sufficient cash on hand to meet this requirement. Although we are seeking additional sources of debt or equity financings, there can be no assurances that we will be able to obtain any additional financing. We recognize that if we are unable to generate sufficient revenues or obtain debt or equity financing, we will not be able to earn profits and may not be able to continue operations.

There is limited history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate enough operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

WE HAVE A LIMITED OPERATING HISTORY AND IF WE ARE NOT SUCCESSFUL IN CONTINUING TO GROW THE BUSINESS, THEN WE MAY HAVE TO SCALE BACK OR EVEN CEASE ONGOING BUSINESS OPERATIONS.

We have no history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to sign customer contracts or operate on a profitable basis. As we are in the early production stage, potential investors should be aware of the difficulties normally encountered in commercializing our wind energy products. If the business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in us.

OUR LEVEL OF INDEBTEDNESS REDUCES OUR FINANCIAL AND OPERATIONAL FLEXIBILITY, AND OUR LEVEL OF INDEBTEDNESS MAY INCREASE.

As of June 30, 2010, the principal amount of our total indebtedness was $1,899,625. Our level of indebtedness affects our operations in several ways, including the following:

•	A significant portion of our cash flow must be used to service our indebtedness;

•	A high level of debt increases our vulnerability to general adverse economic and industry conditions;

•
Covenants contained in future agreements governing future financing may limit our ability to borrow additional funds, dispose of assets, pay dividends, sell common shares below certain prices and make certain investments;

•	A high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes; and

•
A default under any future debt financing covenants could result in required principal payments that we may not be able to meet, resulting in higher penalty interest rates and/or debt maturity acceleration.

We may incur additional debt, including significant additional secured indebtedness, in order to make future acquisitions or to develop our properties. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, natural gas and oil prices and financial, business and other factors will affect our future oil & gas operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING, BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

We anticipate that we will need to raise substantial capital to fund our operations for the next twelve months, depending on revenue, if any, from operations. Additional capital will be required to effectively support the operations and to otherwise implement overall business strategy. We currently do not have any contracts or commitments for additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail and possibly cease operations. Any additional equity financing may involve substantial dilution to then existing shareholders.

BECAUSE WE ARE SMALL AND DO NOT HAVE MUCH CAPITAL, WE MAY HAVE TO LIMIT BUSINESS ACTIVITY.

Because we are small and do not have much capital, we must limit our business activity. As such we may not be able to complete the sales and marketing efforts required to drive our sales.

In order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and company personnel having experience in the small wind turbine business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

THE LOSS OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT OR KEY EMPLOYEES MAY ADVERSELY AFFECT OUR ABILITY TO IMPLEMENT OUR STRATEGY.

Our success depends to a significant extent upon the continued services of Mr. Joseph G. D’Arrigo, Chairman, Chief Executive Officer and President, and Raj S. Nanvaan, Chief Financial Officer and Chief Operating Officer. The loss of the services of Messrs. D’Arrigo or Nanvaan could have a material adverse effect on our growth, revenues, and prospective business. Both of these individuals are committed to devoting substantially all of their time and energy to the Company. Any of these employees could leave us with little or no prior notice. We do not have “key person” life insurance policies covering any of our employees. Additionally, there are a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of our wind turbines including construction of wind farms, and we may face challenges hiring and retaining these types of employees.

We depend on our experienced management team and the loss of one or more key executives could have a negative impact on our business. We also depend on our ability to retain and motivate key employees and attract qualified new employees. Because the wind industry is relatively new, there is a scarcity of top-quality employees with experience in the wind industry. If we lose a member of the management team or a key employee, we may not be able to replace him or her. Integrating new employees into our management team and training new employees with no prior experience in the wind industry could prove disruptive to our operations, require a disproportionate amount of resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit or delay our development efforts, which could have a material adverse effect on our business, financial condition and results of operations.

WE ARE TO ESTABLISH AND MAINTAIN REQUIRED DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING AND TO MEET THE PUBLIC REPORTING AND THE FINANCIAL REQUIREMENTS FOR OUR BUSINESS.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Because we have limited resources, we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting, and disclosure controls and procedures. In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. If we cannot assess our internal control over financial reporting as effective or provide adequate disclosure controls or implement sufficient control procedures, or our independent registered public accounting firm is unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

RISKS RELATED TO OUR BEUSINESS AND THE WIND ENERGY INDUSTRY

IF WE ARE UNABLE TO SUCCESSFULLY ACHIEVE BROAD MARKET ACCEPTANCE OF OUR WIND TURBINE SYSTEMS, WE MAY NOT BE ABLE TO GENERATE ENOUGH REVENUES IN THE FUTURE TO ACHIEVE OR SUSTAIN PROFITABILITY.

We are dependent on the successful commercialization of our wind turbine systems. The market for small wind turbines is at an early stage of development. The market for our systems is unproven. The technology may not gain adequate commercial acceptance or success for our business plan to succeed.

IF WE CANNOT ESTABLISH AND MAINTAIN RELATIONSHIPS WITH DISTRIBURTORS, WE MAY NOT BE ABLE TO INCREASE REVENUE.

In order to increase our revenues and successfully commercialize our wind turbine systems, we must establish and maintain relationships with potential distributors. A reduction, delay or cancellation of orders from one or more significant customers could significantly reduce our revenues and could damage our reputation among our potential customers.

IF WE CANNOT ASSEMBLE A LARGE NUMBER OF OUR WIND TURBINE SYSTEMS, WE MAY NOT MEET ANTICIPATED MARKET DEMAND OR WE MAY NOT MEET OUR PRODUCT COMMERCIALIZATION SCHEDULE.

To be successful, we will have to manufacture and assemble our wind turbine systems in large quantities at acceptable costs while preserving high product quality and reliability. If we cannot maintain high product quality on a large scale, our business will be adversely affected. We may encounter difficulties in scaling up production of our systems, including problems with the supply of key components, even if we are successful in developing our assembly capability, we do not know whether we will do so in time to meet our product commercialization schedule or satisfy the requirements of our customers.

IF WE EXPERIENCE QUALITY CONTROL PROBLEMS OR SUPPLIER SHORTAGES FROM POTENTIAL SUPPLIERS, OUR REVENUES AND PROFIT MARGINS MAY SUFFER.

Our dependence on third-party suppliers for components of our wind turbine systems involves several risks, including limited control over pricing, availability of materials, quality and delivery schedules. Any quality control problems or interruptions in supply with respect to one or more components or increases in component costs could materially adversely affect our potential customer relationships, revenues and profit margins.

WE HAVE A LIMITED OPERATING HISTORY IN THE WIND ENERGY INDUSTRY AND POTENTIALLY RAPID GROWTH MAY MAKE IT DIFFICULT FOR US TO MANAGE THIS DIVISION OF OUR BUSINESS EFFICIENTLY.

There is limited history to use to evaluate our wind energy business. You should consider our potential prospects in light of the risks and uncertainties growing companies encounter in rapidly evolving industries such as ours. Also, potentially rapid growth may make it difficult for us to manage our wind energy business efficiently, effectively manage our capital expenditures and control our costs, including general and administrative costs. These challenges could have a material adverse effect on our business, financial condition and results of operation.

IF WE CANNOT EFFECTIVELY MANAGE OUR INTERNAL GROWTH, OUR POTENTIAL BUSINESS PROSPECTS, REVENUES AND PROFIT MARGINS MAY SUFFER.

If we fail to effectively manage our internal growth in a manner that minimizes strains on our resources, we could experience disruptions in our operations and ultimately be unable to generate revenues or profits. We expect that we will need to significantly expand our operations to successfully implement our business strategy. As we add manufacturing, marketing, sales and installation and build our infrastructure, we expect that our operating expenses and capital requirements will increase. To effectively manage our growth, we must continue to expend funds to improve our operational, financial and management controls, and our reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base. If we fail in our efforts to manage our internal growth, our prospects, revenue and profit margins may suffer.

OUR TECHNOLOGY COMPETES AGAINST OTHER SMALL WIND TURBINE TECHNOLOGIES. COMPETITION IN OUR MARKET MAY RESULT IN PRICING PRESSURES, REDUCED MARGINS OR THE INABILITY OF OUR SYSTEMS TO ACHIEVE MARKET ACCEPTANCE.

We compete against several companies seeking to address the small wind turbine market. We may be unable to compete successfully against our current and potential competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance. The current level of market penetration for small wind turbines is relatively low and as the market increases, we expect competition to grow significantly. Our competition may have significantly more capital than we do and as a result, they may be able to devote greater resources to take advantage of acquisition or other opportunities more readily.

IF WE CANNOT EFFECTIVELY ESTABLISH AND INCREASE OUR SALES AND MARKETING CAPABILITIES FOR OUR WIND ENERGY PRODUCTS, WE MAY NOT BE ABLE TO REALIZE REVENUES.

We need to develop our sales and marketing capabilities to support our commercialization efforts. If we fail to establish and increase our marketing and sales force, we may not be able to enter new or existing markets. Failure to recruit, train and retain new sales personnel, or the inability of our new sales personnel to effectively market and sell our systems, could impair our ability to gain market acceptance of our wind turbine systems.

IF WE ENCOUNTER UNFORSEEN PROBLEMS WITH OUR TECHNOLOGY OFFERING, IT MAY INHIBIT OUR SALES AND EARLY ADOPTION OF OUR PRODUCT.

Any unforeseen problems relating to the units operating effectively in the field could have a negative impact on adoption, future shipments and our operating results.

WE DEPEND HEAVILY ON FEDERAL, STATE AND LOCAL GOVERNMENT SUPPORT FOR RENEWABLE ENERGY, ESPECIALLY WIND PROJECTS.

We depend heavily on government policies that support renewable energy and enhance the economic feasibility of developing wind energy projects. The federal government and all state governments in which we intend to operate or into which we sell power provide incentives that support the sale of energy from renewable sources, such as wind.

The Internal Revenue Code provides a production tax credit (PTC) for each kWh of energy generated by an eligible resource. Under current law, an eligible wind facility placed in service prior to the end of 2012 may claim the PTC. The PTC is a credit claimed against the income of the owner of the eligible project.

PTC eligible projects are also eligible for an investment tax credit (ITC) of 30% of the eligible cost-basis, which is in lieu of the PTC. The same placed-in-service deadline of December 31, 2012, applies for purposes of the ITC. The ITC is a credit claimed against the income of the owner of the eligible project.

The American Recovery and Reinvestment Act of 2009 (ARRA) created a grant administered by the U.S. Treasury that provides for a cash payment of the amount an eligible project whose construction began in 2010 would otherwise be able to claim under the ITC. In addition, there are various programs for loan guarantees. See “Industry—Drivers of U.S. Wind Energy Growth—State and Federal Government Incentives.”

In addition to federal incentives, we rely on state incentives that support the sale of energy generated from renewable sources, including state adopted renewable portfolio standards (RPS) programs. Such programs generally require that electricity supply companies include a specified percentage of renewable energy in the electricity resources serving a state or purchase credits demonstrating the generation of such electricity by another source. However, the legislation creating such RPS requirements usually grants the relevant state public utility commission the ability to reduce electric supply companies’ obligations to meet the RPS requirements in certain circumstances. If the RPS requirements are reduced or eliminated, this could result in our receiving lower prices for our power and in a reduction in the value of our renewable energy credits (“REC’s”), which could have a material adverse effect on us. See “Industry—Drivers of U.S. Wind Energy Growth—State and Federal Government Incentives.”

We will depend heavily on these programs to finance the various wind farm projects throughout the United States. If any of these incentives are adversely amended, eliminated, subjected to new restrictions, not extended beyond their current expiration dates, or if funding for these incentives is reduced, it would have a material adverse effect on our ability to obtain financing. A delay or failure by federal departments to administer these programs in a timely and efficient manner could have a material adverse effect on our financing.

While certain federal, state and local programs and policies promote renewable energy and additional legislation is regularly being considered that would enhance the demand for renewable energy, policies may be adversely modified, legislation may not pass or may be amended and governmental support of renewable energy development, particularly wind energy, may not continue or may be reduced. If governmental authorities do not continue supporting, or reduce their support for, the development of wind energy projects, our revenues may be adversely affected, our economic return on certain projects may be reduced, our financing costs may increase, it may become more difficult to obtain financing, and our business and prospects may otherwise be adversely affected.

MOST OF THE REVENUE FROM OUR WIND ENERGY DIVISION WILL COME FROM SALES OF ELECTRICITY AND RECS, WHICH ARE SUBJECT TO MARKET PRICE FLUCTUATIONS, AND THERE IS A RISK OF A SIGNIFICANT, SUSTAINED DECLINE IN THEIR MARKET PRICES. SUCH A DECLINE MAY MAKE IT MORE DIFFICULT TO DEVELOP OUR WIND FARM PROJECTS.

We may not be able to develop our projects economically if there is a significant, sustained decline in market prices for electricity or RECs without a commensurate decline in the cost of turbines and the other capital costs of constructing wind energy projects. Electricity prices are affected by various factors and may decline for many reasons that are not within our control. Those factors include changes in the cost or availability of fuel, regulatory and governmental actions, changes in the amount of available generating capacity from both traditional and renewable sources, changes in power transmission or fuel transportation capacity, seasonality, weather conditions and changes in demand for electricity. In addition, other power generators may develop new technologies or improvements to traditional technologies to produce power that could increase the supply of electricity and cause a sustained reduction in market prices for electricity and RECs. If governmental action or conditions in the markets for electricity or RECs cause a significant, sustained decline in the market prices of electricity or those attributes, without an offsetting decline in the cost of turbines or other capital costs of wind energy projects, we may not be able to develop and construct our pipeline of development projects or achieve expected revenues, which could have a material adverse effect on our business, financial condition and results of operations.

THE PRODUCTION OF WIND ENERGY DEPENDS HEAVILY ON SUITABLE WIND CONDITIONS. IF WIND CONDITIONS ARE UNFAVORABLE OR BELOW OUR ESTIMATES, OUR ELECTICITY PRODUCTION, AND THEREFORE OUR REVENUE, MAY BE SUBSTATNIALLY BELOW OUR EXPECTATIONS.

The electricity produced and revenues generated by a wind energy project depend heavily on wind conditions, which are variable and difficult to predict. Operating results for projects vary significantly from period to period depending on the windiness during the periods in question. We base our decisions about which sites to develop in part on the findings of long-term wind and other meteorological studies conducted in the proposed area, which measure the wind’s speed, prevailing direction and seasonal variations. Actual wind conditions, however, may not conform to the measured data in these studies and may be affected by variations in weather patterns, including any potential impact of climate change. Therefore, the electricity generated by our projects may not meet our anticipated production levels or the rated capacity of the turbines located there, which could adversely affect our business, financial condition and results of operations. If the wind resources at a project are below the average level we expect, our rate of return for the project would be below our expectations and we would be adversely affected. Projections of wind resources also rely upon assumptions about turbine placement, interference between turbines and the effects of vegetation, land use and terrain, which involve uncertainty and require us to exercise considerable judgment. We or our consultants may make mistakes in conducting these wind and other meteorological studies. Any of these factors could cause us to develop sites that have less wind potential than we expected, or to develop sites in ways that do not optimize their potential, which could cause the return on our investment in these projects to be lower than expected.

If our wind energy assessments turn out to be wrong, our business could suffer a number of material adverse consequences, including:

•	our energy production and sales may be significantly lower than we predict;

•	our hedging arrangements may be ineffective or more costly;

•
we may not produce sufficient energy to meet future commitments to sell electricity or RECs and, as a result, we may have to buy electricity or RECs on the open market to cover our obligations or pay damages; and

•
our projects may not generate sufficient cash flow to make payments of principal and interest as they become due on any future project-related debt, and we may have difficulty obtaining financing for future projects.

NATURAL EVENTS MAY REDUCT ENERGY PRODUCTION BELOW OUR EXPECTATIONS.

A natural disaster, severe weather or an accident that damages or otherwise adversely affects any of our operations could have a material adverse effect on our business, financial condition and results of operations. Lightning strikes, icing, earthquakes, tornados, extreme wind, severe storms, wildfires and other unfavorable weather conditions or natural disasters could damage or require us to shut down our turbines or related equipment and facilities, impeding our ability to maintain and operate our facilities and decreasing electricity production levels and our revenues. Operational problems, such as degradation of turbine components due to wear or weather or capacity limitations on the electrical transmission network, can also affect the amount of energy we are able to deliver. Any of these events, to the extent not fully covered by insurance, could have a material adverse effect on our business, financial condition and results of operations.

OPERATIONAL PROBLEMS MAY REDUCE ENERGY PRODUCTION BELOW OUR EXPECTATIONS.

Spare parts for wind turbines and key pieces of electrical equipment may be hard to acquire or unavailable to us. Sources for some significant spare parts and other equipment are located outside of North America. If we were to experience a shortage of or inability to acquire critical spare parts, we could incur significant delays in returning facilities to full operation. In addition, we may not hold spare substation main transformers. These transformers are designed specifically for each wind energy project, and the current lead time to receive an order for this type of equipment is over eight months. If we had to replace any future substation main transformers, we could be unable to sell electricity from the affected wind energy project until a replacement is installed. That interruption to our business might not be fully covered by insurance.

WE FACE COMPETITION PRIMARILY FROM OTHER RENEWABLE ENERGY SOURCES AND, IN PARTICULAR, OTHER WIND ENERGY COMPANIES.

We believe our primary competitors are developers and operators focused on renewable energy generation, and specifically wind energy companies. Renewable energy sources, including wind, biomass, geothermal and solar, currently benefit from various governmental incentives such as PTCs, ITCs, cash grants, loan guarantees, RPS programs and accelerated tax depreciation. Changes in any of these incentives could significantly disadvantage wind energy generators including us, compared with other renewable energy sources. Further, the energy industry is rapidly evolving and highly competitive. A reduction in demand for energy from renewable sources or our failure to identify and adapt to new technologies could have a material adverse effect on our business, financial condition and results of operations.

We will compete with other wind energy companies primarily for sites with good wind resources that can be built in a cost-effective manner. We will also compete for access to transmission or distribution networks. Because the wind energy industry in the United States is at an early stage, we will also compete with other wind energy developers for the limited pool of personnel with requisite industry knowledge and experience. Furthermore, in recent years, there have been times of increased demand for wind turbine related components, causing turbine suppliers to have difficulty meeting the demand. If these conditions return in the future, component manufacturers may give priority to other market participants, including our competitors, who may have resources greater than ours.

We compete with other renewable energy companies (and energy companies in general) for the financing needed to pursue our development plan. Once we have developed a project and put a project into operation, we may compete on price if we sell electricity into power markets at wholesale market prices. Depending on the regulatory framework and market dynamics of a region, we may also compete with other wind energy companies, as well other renewable energy generators, when we bid on or negotiate for a long-term power purchase agreement (PPA).

WE WILL ALSO COMPETE WITH TRADITIONAL ENERGY COMPANIES.

We will also compete with traditional energy companies. For example, depending on the regulatory framework and market dynamics of a region, we also compete with traditional electricity producers when we bid on or negotiate for a long-term PPA. Furthermore, technological progress in traditional forms of electricity generation (including technology that reduces or sequesters greenhouse gas emissions) or the discovery of large new deposits of traditional fuels could reduce the cost of electricity generated from those sources or make them more environmentally friendly, and as a consequence reduce the demand for electricity from renewable energy sources or render existing or future wind energy projects uncompetitive. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

THE GROWTH OF OUR BUSINESS DEPENDS ON LOCATING AND OBTAINING CONTROL OF SUITABLE OPERATING SITES.

Wind energy projects require wind conditions that are found in limited geographic areas and, within these areas, at particular sites. These sites must also be suitable for construction of an energy project, including related roads and operations and maintenance facilities. Further, projects must be interconnected to electricity transmission or distribution networks. Once we have identified a suitable operating site, obtaining the requisite land rights (including access rights, setbacks and other easements) requires us to negotiate with landowners and local government officials. These negotiations can take place over a long time, are not always successful and sometimes require economic concessions not in our original plans. The property rights necessary to construct and interconnect our projects must also be insurable and otherwise satisfactory to our financing counterparties. In addition, our ability to obtain adequate property rights is subject to competition from other wind energy developers. If a competitor or other party obtains land rights critical to our project development efforts that we are unable to resolve, we could incur losses as a result of development costs for sites we do not develop, which we would have to write off. If we are unable to obtain adequate property rights for a project, including its interconnection, that project may be smaller in size or potentially unfeasible. Failure to obtain insurable property rights for a project satisfactory to our financing counterparties would preclude our ability to obtain third-party financing and could prevent ongoing development and construction of that project.

NEGATIVE PUBLIC OR COMMUNITY RESPONSE TO WIND ENERGY PROJECTS IN GENERAL OR OUR PROJECTS SPECIFICALLY CAN ADVERSELY AFFECT OUR ABILITY TO DEVELOP OUR WIND FARM PROJECTS.

Negative public or community response to our wind energy projects can adversely affect our ability to develop, construct and operate our projects. This type of negative response can lead to legal, public relations and other challenges that impede our ability to meet our development and construction targets, achieve commercial operations for a project on schedule, address the changing needs of our projects over time and generate revenues. Some projects being developed by our competitors have been the subject of administrative and legal challenges from groups opposed to wind energy projects in general or concerned with potential environmental, health or aesthetic impacts, impacts on property values or the rewards of property ownership, or impacts on the natural beauty of public lands. In the future, we also expect this type of opposition as we develop and construct our future projects. An increase in opposition to our requests for permits or successful challenges or appeals to permits issued to us could materially adversely affect our future development plans. If we are unable to develop, construct and operate the production capacity that we expect from our future development projects in our anticipated timeframes, it could have a material adverse effect on our business, financial condition and results of operations.

WE NEED GOVERNMENTAL APPROVAL AND PERMITS TO CONTSTRUCT AND OPERATE OUR PROJECTS. ANY FAILURE TO PROCURE AND MAINTAIN NECESSARY PERMITS WOULD ADVERSELY AFFECT ONGOING DEVELOPMENT, CONSTRUCTION AND CONTINUING OPERATION OF OUR PROJECTS.

The design, construction and operation of wind energy projects are highly regulated, require various governmental approvals and permits, including environmental approvals and permits, and may be subject to the imposition of related conditions that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. We cannot predict whether all permits required for a given project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit essential to a project or the imposition of impractical conditions would impair our ability to develop the project. In addition, we cannot predict whether the permits will attract significant opposition or whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our ability to develop that project or increase the cost so substantially that the project is no longer attractive to us. In the future, we may experience delays in developing our future projects due to delays in obtaining non-appealable permits. If we were to commence construction in anticipation of obtaining the final, non-appealable permits needed for a project, we would be subject to the risk of being unable to complete the project if all the permits were not obtained. If this were to occur, we would likely lose a significant portion of our investment in the project and could incur a loss as a result. Any failure to procure and maintain necessary permits would adversely affect ongoing development, construction and continuing operation of our projects.

OUR DEVELOPMENT ACTIVITIES AND OPERATIONS ARE SUBJECT TO NUMEROUS ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS.

We are subject to numerous environmental, health and safety laws and regulations in each of the jurisdictions in which we intend to operate. These laws and regulations will require us to obtain approvals and maintain permits, undergo environmental impact assessments and review processes and implement environmental, health and safety programs and procedures to control risks associated with the citing, construction, operation and decommissioning of wind energy projects. For example, to obtain permits we could be required to undertake expensive programs to protect and maintain local endangered species. If such programs are not successful, we could be subject to penalties or to revocation of our permits. In addition, permits frequently specify permissible sound levels.

If we do not comply with applicable laws, regulations or permit requirements, we may be required to pay penalties or fines or curtail or cease operations of the affected projects. Violations of environmental and other laws, regulations and permit requirements, including certain violations of laws protecting migratory birds and endangered species, may also result in criminal sanctions or injunctions.

Environmental, health and safety laws, regulations and permit requirements may change or become more stringent. Any such changes could require us to incur materially higher costs than we currently have. Our costs of complying with current and future environmental, health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and results of operations.

OUR OWNERSHIP AND OPERATION OF REAL PROPERTY AND OUR DISPOSAL OF HAZARDOUS WASTE COULD RESULT IN OUR BEING LIABLE FOR ENVIRONMENTAL ISSUES.

Certain environmental laws impose liability on current and previous owners and operators of real property for the cost of removal or remediation of hazardous substances. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. They can also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Such persons can be responsible for cleanup costs even if they never owned or operated the contaminated facility. In addition to actions brought by governmental agencies, private plaintiffs may also bring claims arising from the presence of hazardous substances on a property or exposure to such substances. Our liabilities arising any future releases of or exposure to, hazardous substances may adversely affect our business, financial condition and results of operations.

WE WILL RELY ON TRANSMISSION LINES AND OTHER TRANSMISSION FACILITIES THAT ARE OWNED AND OPERATED BY THIRD PARTIES. WHEREVER WE DEVELOP OUR OWN GENERATOR LEADS, WE WILL BE EXPOSED TO TRANSMISSION FACILITY DEVELOPMENT AND CURTAILMENT RISKS, WHICH MAY DELAY AND INCREASE THE COSTS OF OUR PROJECTS OR REDUCE THE RETURN TO US ON THOSE INVESTMENTS.

We will depend on electric transmission lines owned and operated by third parties to deliver the electricity we generate. Some of our projects may have limited access to interconnection and transmission capacity because there can be many parties seeking access to the limited capacity that may be available. We may not be able to secure access to this limited interconnection or transmission capacity at reasonable prices or at all. Moreover, a failure in the operation by third parties of these transmission facilities could result in our losing revenues because such a failure could limit the amount of electricity we deliver. In addition, our production of electricity may be curtailed due to third-party transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular project’s potential. Such a failure could have a material adverse effect on our business, financial condition and results of operations.

In certain circumstances, in the future we may develop our own generator leads from our projects to available electricity transmission or distribution networks when such facilities do not already exist. In some cases, these facilities may cover significant distances. To construct such facilities, we need approvals, permits and land rights, which may be difficult or impossible to acquire or the acquisition of which may require significant expenditures. We may not be successful in these activities, and our projects that rely on such generator lead development may be delayed, have increased costs or not be feasible. Our failure in operating these generator leads could result in lost revenues because it could limit the amount of electricity we are able to deliver. In addition, we may be required by law or regulation to provide service over our facilities to third parties at regulated rates, which could constrain transmission of our power from the affected facilities, or we could be subject to additional regulatory risks associated with being considered the owner of a transmission line.

WE MAY BE UNABLE TO CONSTRUCT OUR WIND ENERGY PROJECTS ON TIME, AND OUR CONSTRUCTION COSTS COULD INCREASE TO LEVELS THAT MAKE A PROJECT TOO EXPENSIVE TO COMPLETE OR MAKE THE RETURN ON OUR INVESTMENT IN THAT PROJECT LESS THAN EXPECTED.

There may be delays or unexpected developments in completing our future wind energy projects, which could cause the construction costs of these projects to exceed our expectations. We may suffer significant construction delays or construction cost increases as a result of a variety of factors, including:

•	failure to manufacture turbines on the required schedule;

•	failure to receive other critical components and equipment, including batteries, that meet our design specifications and can be delivered on schedule;

•	failure to complete interconnection to transmission networks;

•	failure to obtain all necessary rights to land access and use;

•	failure to receive quality and timely performance of third-party services;

•	failure to secure and maintain environmental and other permits or approvals;

•	appeals of environmental and other permits or approvals that we obtain;

•	failure to obtain capital to develop our planned wind farm projects;

•	shortage of skilled labor;

•	inclement weather conditions;

•	adverse environmental and geological conditions; and

•	force majeure or other events out of our control.

Any of these factors could give rise to construction delays and construction costs in excess of our expectations. This could prevent us from completing construction of a project, cause defaults under any potential financing agreements or under PPAs that require completion of project construction by a certain time, cause the project to be unprofitable for us, or otherwise impair our business, financial condition and results of operations.

OUR USE AND ENJOYMENT OF REAL PROPERTY RIGHTS FOR OUR FUTURE WIND FARM PROJECTS MAY BE ADVERSELY AFFECTED BY THE RIGHTS OF LIEN HOLDERS AND LEASEHOLDERS THAT ARE SUPERIOR TO THOSE OF THE GRANTORS OF THOSE REAL PROPERTY RIGHTS TO US.

Our wind farm projects are likely to be located on land we occupy pursuant to long-term easements and leases. The ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil or mineral rights) that were created prior to our easements and leases. As a result, our rights under these easements or leases may be subject, and subordinate, to the rights of those third parties. We perform title searches and obtain title insurance to protect ourselves against these risks. Such measures may, however, be inadequate to protect us against all risk of loss of our rights to use the land on which our projects are located, which could have a material adverse effect on our business, financial condition and results of operations.

MANY OF OUR FUTURE WIND FARM PROJECTS MAY BE, SUBJECT TO REGULATION BY THE FEDERAL ENERGY REGULATORY COMMISSION UNDER THE FEDERAL POWER ACT OR OTHER REGULATIONS THAT REGULATE THE SALE OF ELECTRICITY, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

In the future, many of our wind farms may be classified as “Qualifying Facilities” that are exempt from regulation as public utilities by the Federal Energy Regulatory Commission (FERC) under the Federal Power Act (FPA). However, in the future, many of our wind farm projects may be subject to rate regulation by FERC under the FPA, and certain of our under-construction and development projects may be subject to such rate regulation in the future. Any future projects that are subject to rate regulation will be required to obtain FERC acceptance of their rate schedules for wholesale sales of energy, capacity and ancillary services. FERC may revoke or revise an entity’s authorization to make wholesale sales at market-based rates if FERC subsequently determines that such entity can exercise market power in transmission or generation, create barriers to entry or engage in abusive affiliate transactions or market manipulation. In addition, public utilities are subject to FERC reporting requirements that impose administrative burdens and that, if violated, can expose the Company to civil penalties or other risks.

Any market-based rate authority that we will obtain will be subject to certain market behavior rules. If we are deemed to have violated these rules, we will be subject to potential disgorgement of profits associated with the violation and/or suspension or revocation of our market-based rate authority, as well as potential criminal and civil penalties. If we were to lose market-based rate authority for a project, we would be required to obtain FERC’s acceptance of a cost-based rate schedule and could become subject to, among other things, the burdensome accounting, record keeping and reporting requirements that are imposed on public utilities with cost-based rate schedules. This could have an adverse effect on the rates we charge for power from our projects and our cost of regulatory compliance.

Although the sale of electric energy has been to some extent deregulated, the industry is subject to increasing regulation and even possible re-regulation. Due to major regulatory restructuring initiatives at the federal and state levels, the U.S. electric industry has undergone substantial changes over the past several years. We cannot predict the future design of wholesale power markets or the ultimate effect ongoing regulatory changes will have on our business. Other proposals to re-regulate may be made and legislative or other attention to the electric power market restructuring process may delay or reverse the movement towards competitive markets. If deregulation of the electric power markets is reversed, discontinued or delayed, our business, financial condition and results of operations could be adversely affected.

FUTURE LITIGATION OR ADMINISTRATIVE PROCEEDINGS RELATED TO OUR WIND FARM PROJECTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

In the future, we may be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business related wind farm projects. Individuals and interest groups may sue to challenge the issuance of a permit for a wind energy project or seek to enjoin construction of a wind energy project. In addition, we may be subject to legal proceedings or claims contesting the construction or operation of future wind energy projects. Unfavorable outcomes or developments relating to any such proceedings, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our business, financial condition and results of operations.

WE ARE NOT ABLE TO INSURE AGAINST ALL POTENTIAL RISKS AND MAY BECOME SUBJECT TO HIGHER INSURANCE PREMIUMS.

Our wind energy division will be exposed to the risks inherent in the construction and operation of wind energy projects, such as breakdowns, manufacturing defects, natural disasters, terrorist attacks and sabotage. We may also be exposed to environmental risks. We will have insurance policies covering certain risks associated with our business. However, any such insurance policies will not cover losses as a result of force majeure, natural disasters, terrorist attacks or sabotage, among other things. We do not expect to maintain insurance for certain environmental risks, such as environmental contamination with respect to our wind energy business. In addition, our insurance policies may be subject to annual review by our insurers and may not be renewed at all or on similar or favorable terms. A serious uninsured loss or a loss significantly exceeding the limits of our future insurance policies could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR BUSINESS AND THE NATURAL GAS AND OIL INDUSTRY

SUCCESS OF OUR OIL & GAS DIVISION DEPENDS ON THE MARKET PRICE FOR NATURAL GAS AND OIL.

The success of our oil & gas business greatly depends on market prices of natural gas and oil. The higher market prices are, the more likely it is that we will be financially successful. On the other hand, declines in natural gas or oil prices may materially adversely affect our financial condition, profitability and liquidity. Lower prices also may reduce the amount of natural gas or oil that we can produce economically.

Natural gas and oil are commodities whose prices are set by broad market forces. Historically, the natural gas and oil markets have been volatile. We do not see any reason why natural gas or oil prices will not continue to be volatile in the future. Prices for natural gas and oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas or oil, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

•	The domestic and foreign supply of natural gas and oil;

•	Overall economic conditions;

•	Weather conditions;

•	Political conditions in the Middle East and other oil producing regions;

•	Domestic and foreign governmental regulations;

•	The level of consumer product demand; and

•	The price and availability of alternative fuels.

We cannot predict future natural gas or oil prices with any certainty. While rising demand for natural gas to fuel power generation and to meet increasingly stringent environmental requirements has led some observers to believe that long term demand for natural gas is increasing, there can be no assurance that this will be the case.

OUR SUCCESS DEPENDS ON NATURAL GAS PRICES IN THE SPECIFIC AREAS WHERE WE OPERATE, AND THESE PRICES MAY BE LOWER THAN PRICES AT MAJOR MARKETS.

Even though overall natural gas prices at major markets, such as Henry Hub in Louisiana, may be high, regional natural gas prices may move somewhat independent of broad industry price trends. Because some of our operations are located outside major markets, we are directly impacted by regional natural gas prices regardless of Henry Hub or other major market pricing. Low natural gas prices in any or all of the areas where we operate would negatively impact our business, financial condition and results of operations.

NATURAL GAS AND OIL RESERVES ARE DEPLETING ASSETS AND THE FAILURE TO REPLACE OUR RESERVES WOULD ADVERSELY AFFECT OUR PRODUCTION AND CASH FLOWS.

Our future natural gas and oil production depends on our success in finding or acquiring new reserves. If we fail to replace reserves, our level of production and cash flows would be adversely impacted. Production from natural gas and oil properties decline as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our future proved reserves will decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves. If we are not successful, our future production and revenues will be adversely affected.

EXPLORATION IS A HIGH RISK ACTIVITY, AND OUR PARTICIPATION IN DRILLING ACTIVITIES MAY NOT BE SUCCESSFUL.

Our future success will largely depend on the success of our exploration drilling program. Participation in exploration drilling activities involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	Unexpected drilling conditions;

•	Blowouts, fires or explosions with resultant injury, death or environmental damage;

•	Pressure or irregularities in formations;

•	Equipment failures or accidents;

•	Adverse weather conditions;

•	Compliance with governmental requirements and laws, present and future; and

•	Shortages or delays in the availability of drilling rigs and the delivery of equipment.

In the future, we may use available seismic data to assist in the location of potential drilling sites. Even when properly used and interpreted, 2-D and 3-D seismic data and other visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. Poor results from our drilling activities would materially and adversely affect our future cash flows and results of operations. In addition, using seismic data and other advanced technologies involves substantial upfront costs and is more expensive than traditional drilling strategies, and we could incur losses as a result of these expenditures.

DEFICIENCIES OF TITLE TO OUR LEASED INTERESTS COULD RESULT IN SIGNIFICANT LOSSES.

Our practice in acquiring exploration leases or undivided interests in natural gas and oil leases is not to incur the expense of retaining lawyers to examine the title to the mineral interest prior to executing the lease. Instead, we rely upon the judgment of lease brokers and others to perform the field work in examining records in the appropriate governmental or county clerk’s office before leasing a specific mineral interest. This practice is widely followed in the industry. Prior to the drilling of an exploration well the operator of the well will typically obtain a preliminary title review of the drillsite lease and/or spacing unit within which the proposed well is to be drilled to identify any obvious deficiencies in title to the well and, if there are deficiencies, to identify measures necessary to cure those defects to the extent reasonably possible. In the future, we may have no assurance that any such deficiencies have been cured by the operator of any such wells. It does happen, from time to time, that the examination made by the title lawyers reveals that the lease or leases are invalid, having been purchased in error from a person who is not the rightful owner of the mineral interest desired. In these circumstances, we may not be able to proceed with our exploration and development of the lease site or may incur costs to remedy a defect.

WE MAY EXPERIENCE SHORTAGES OF EQUIPMENT AND PERSONNEL, WHICH COULD SIGNIFICANTLY DISRUPT OR DELAY OUR OPERATIONS.

From time to time, there has been a general shortage of drilling rigs, equipment, supplies and oilfield services in North America, which we believe may intensify because of current increased industry activity. In addition, the costs and delivery times of rigs, equipment and supplies have risen. Shortages of drilling rigs, equipment, supplies or trained personnel could delay and adversely affect our operations and drilling plans, which could have an adverse effect on our business. While we intend to enter into contracts for the services of drilling rigs in North America, we may not be successful in doing so.

The demand for, and wage rates of, qualified rig crews have begun to rise in the drilling industry due to the increasing number of active rigs in service. Personnel shortages have occurred in the past during times of increasing demand for drilling services. If the number of active drilling rigs increases, we may experience shortages of qualified personnel to operate our drilling rigs, which could delay our drilling operations and adversely affect our oil & gas business.

WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL LAWS AND REGULATIONS THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF CONDUCTING OUR BUSINESS.

Our exploration and production interests and operations will be subject to stringent and complex federal, state and local laws and regulations governing the operation and maintenance of our facilities and the handling and discharge of substances into the environment. These existing laws and regulations will impose numerous obligations that are applicable to our interests and operations including:

•	Air and water discharge permits for drilling and production operations;

•	Drilling and abandonment bonds or other financial responsibility assurances;

•	Reports concerning operations;

•	Spacing of wells;

•	Access to properties, particularly in the Powder River Basin;

•	Taxation; and

•	Other regulatory controls on operating activities.

In addition, regulatory agencies have from time to time imposed price controls and limitations on production by restricting the flow rate of wells below actual production capacity in order to conserve supplies of natural gas and oil.

Failure to comply with environmental and other laws and regulations applicable to our interests and operations could result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial requirements, and the issuance of orders enjoining or limiting future operations; any of which could have a material adverse affect on us. Legal requirements are sometimes unclear and are frequently changed in response to economic or political conditions. As a result, it is hard to predict the ultimate cost of compliance with these requirements or their affect on our interests and operations. In addition, there can be no assurance that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not have a material adverse affect on our oil & gas business.

The production, handling, storage, transportation and disposal of natural gas and oil, by-products of natural gas and oil and other substances produced or used in connection with natural gas and oil production operations are regulated by laws and regulations focused on the protection of human health and the environment. Consequently, the discharge or release of natural gas, oil or other substances into the air, soil or water could subject us to liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover some or any of these costs from insurance.

THE PROCESS OF DRILLING FOR AND PRODUCING NATURAL GAS AND OIL INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES, AND WE MAY NOT HAVE ENOUGH INSURANCE TO COVER THESE RISKS ADEQUATELY.

The natural gas and oil business involves many operating hazards, such as:

•	Well blowouts, fires and explosions;

•	Surface craterings and casing collapses;

•	Uncontrollable flows of natural gas, oil or well fluids;

•	Pipe and cement failures;

•	Formations with abnormal pressures;

•	Stuck drilling and service tools;

•	Pipeline ruptures or spills;

•	Natural disasters; and

•	Releases of toxic natural gas.

Any of these events could cause substantial losses to us as a result of:

•	Injury or death;

•	Damage to and destruction of property, natural resources and equipment;

•	Pollution and other environmental damage;

•	Regulatory investigations and penalties;

•	Suspension of operations; and

•	Repair and remediation costs.

We could also be responsible for environmental damage caused by previous owners of property that we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. Although we expect to maintain appropriate and customary insurance for these risks, the insurance may not be available or sufficient to cover all of these liabilities. If these liabilities are not covered by our insurance, paying them could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties.

OUR ABILITY TO MARKET OUR NATURAL GAS AND OIL MAY BE IMPAIRED BY CAPACITY CONSTRAINTS ON THE GATHERING SYSTEMS AND PIPELINES THAT TRANSPORT OUR NATURAL GAS AND OIL.

The availability of a ready market for our natural gas production depends on the proximity of our well-sites to and the capacity of natural gas gathering systems, pipelines and trucking or terminal facilities. We expect to enter into agreements with companies that own pipelines used to transport natural gas from the wellhead to contract destination. Those pipelines are limited in size and volume of natural gas flow. Should production begin, other outstanding contracts with other producers and developers could interfere with our access to a natural gas line to deliver natural gas to the market. We do not own or operate any natural gas lines or distribution facilities. Further, interstate transportation and distribution of natural gas is regulated by the federal government through the Federal Energy Regulatory Commission, or FERC. FERC sets rules and carries out administratively the oversight of interstate markets for natural gas and other energy policy. Among FERC’s powers is the ability to dictate sale and delivery of natural gas to any markets it oversees.

Additionally, state regulators have vast powers over sale, supply and delivery of natural gas and oil within their state borders. While in the future, we may employ certain companies to represent our interests before state regulatory agencies, there can be no assurance that our interests will receive favorable rulings from any state agency, or that some future occurrence will not drastically alter our ability to enter into contracts or deliver natural gas to the market.

COMPETITION IN THE NATURAL GAS AND OIL INDUSTRY IS INTENSE, AND WE ARE SMALLER AND HAVE A MORE LIMITED OPERATING HISTORY THAN MOST OF OUR COMPETITORS.

We will be operating in a highly competitive environment. We expect to compete with other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major integrated natural gas and oil companies, numerous independent natural gas and oil companies, individuals and drilling and income programs. We expect many of our competitors are large, well-established companies that have substantially larger operating staffs and greater capital resources than we do and that, in many instances, have been engaged in the natural gas and oil business for a much longer time than we have. These companies may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase more properties and prospects than our financial and human resources permit. In addition, these companies may be able to spend more on the existing and changing technologies that we believe are and will be increasingly important to the current and future success of natural gas and oil companies. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct our operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

ACQUISITION PROSPECTS ARE DIFFICULT TO ASSESS AND MAY POSE ADDITIONAL RISKS TO OUR OPERATIONS.

Where appropriate, we may evaluate and pursue acquisition opportunities on terms our management considers favorable. In particular, we expect to pursue acquisitions that have the potential to economically increase our natural gas and oil reserves. The successful acquisition of natural gas and oil properties requires an assessment of:

•	Recoverable reserves;

•	Future natural gas and oil prices;

•	Operating costs;

•	Potential environmental and other liabilities; and

•	Permitting and other environmental authorizations required for our operations.

In connection with such an assessment, we would expect to perform a review of the subject properties that we believe to be generally consistent with industry practices. Nonetheless, the resulting conclusions are inexact and their accuracy inherently uncertain, and such an assessment may not reveal all existing or potential problems, nor will it necessarily permit a buyer to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Future acquisitions could pose additional risks to our operations and financial results, including:

•	Problems integrating the purchased operations, personnel or technologies;

•	Unanticipated costs;

•	Diversion of resources and management attention from our exploration business;

•	Entry into regions or markets in which we have limited or no prior experience; and

•	Potential loss of key employees, particularly those of the acquired organization.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT YET OPERATE, WHICH MAY AFFECT TIMING AND SUCCESS OF OUR FUTURE OPERATIONS.

In the future, other companies may from time to time operate some of the properties in which we have an interest. As a result, we would have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for any such projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors that are outside of our control, including:

•	Timing and amount of capital expenditures;

•	The operator’s expertise and financial resources;

•	Approval of other participants in drilling wells; and

•	Selection of technology.

TECHONOLOGICAL CHANGE COULD AFFECT OUR OPERATIONS.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement such new technologies at substantial costs. In addition, other natural gas and oil companies have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may be unable to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies that we currently use or may implement in the future may become obsolete.

RAPID GROWTH COULD RESULT IN A STRAIN ON OUR RESOURCES.

Because of our size, growth in our oil & gas division, if achieved, will likely place a significant strain on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our oil & gas business, financial condition and results of operations and our ability to timely execute this aspect of our business plan.

OUR ABILITY TO SUCESSFULLY EXCECUTE THE OIL AND GAS PART OF OUR BUSINESS PLAN IS DEPENDENT ON OUR ABIILITY TO OBTAIN ADEQUATE FINANCING.

Our future oil & gas operations, which may include participation in 3-D seismic shoots, the drilling of exploration prospects and development projects and producing property acquisitions, will require substantial capital expenditures. We may require additional financing to fund our planned growth. Our ability to raise additional capital will depend on the results of our oil & gas operations and the status of various capital and industry markets at the time we seek such capital. Accordingly, we cannot be certain that additional financing will be available to us on acceptable terms, if at all. In the event additional capital resources are unavailable to us in the future, we may be required to curtail our exploration and development activities or be forced to sell some of our assets in an untimely fashion or on less than favorable terms.

NOT HEDING OUR PRODUCTION MAY RESULT IN LOSSES.

We currently do not expect to hedge our future natural gas and oil production. By not hedging our production, we may be more adversely affected by declines in natural gas and oil prices than our competitors who engage in hedging arrangements. Further, should we elect to hedge in the future, such hedges may result in us receiving lower than current prevailing market prices and place additional financial strains on us due to having to post margin calls on our hedges.

OUR COMMON SHARE PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE.

The trading price of our common shares are subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, announcements of drilling and rig activity, economic conditions in the natural gas and oil industry, general economic conditions or other events or factors that our beyond our control.

In addition, the stock market in general and the market for natural gas and oil exploration companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance. In the past, following periods of volatility in the overall market and in the market price of a company’s securities, securities class action litigation has been instituted against these companies. If this type of litigation were instituted against us following a period of volatility in our common shares trading price, it could result in substantial costs and a diversion of our management’s attention and resources, which could have a materially adverse impact on our operations.

THE GLOBAL FINANCIAL AND CREDIT CRISIS MAY HAVE IMPACTS ON OUR LIQUIDITY AND FINANCIAL CONDITION THAT WE CURRENTLY CANNOT PREDICT.

The continued credit crisis and related turmoil in the global financial system may have a material impact on our liquidity and our financial condition, and we may ultimately face major challenges if conditions in the financial markets do not improve. Our ability to access the capital markets or borrow money may be restricted or made more expensive at a time when we would like, or need, to raise capital, which could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations and capital expenditures in the future. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us, and on the liquidity of our operating partners, resulting in delays in operations or their failure to make required payments. Additionally, the current economic situation could lead to further reductions in the demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on our financial position, results of operations and cash flows. While the ultimate outcome and impact of the current financial crisis cannot be predicted, it may have a material adverse effect on our future liquidity, results of operations and financial condition.

NATURAL GAS AND OIL PRICES ARE HIGHLY VOLATILE AND HAVE DECLINED SIGNIFICANTLY SINCE MID-2008.

Since mid-2008, publicly quoted spot natural gas and oil prices have declined significantly from record levels in July 2008 of approximately $145.31 per Bbl (West Texas Intermediate) and $11.87 per Mcf (WAHA), to approximately $34.00 per Bbl and $3.40 per Mcf as of April 30, 2009, but have risen recently to approximately $75.63 per Bbl and $4.63 per Mcf as of June 30, 2010. In the past, some oil and gas companies have curtailed production to mitigate the impact of low natural gas and oil prices. We may determine to shut down a portion of any production as a result of the decrease in prices. The decrease in natural gas and oil prices has had a significant impact on our planned capital expenditures. Further declines in natural gas and oil prices or a prolonged period of low natural gas and oil prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations.

Our proposed future operations, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil prices have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors beyond our control. These factors include the level of consumer product demand, overall economic conditions, weather conditions, domestic and foreign governmental relations, regulations and taxes, the price and availability of alternative fluids, political conditions, the level and price of foreign imports of oil and liquefied natural gas; and the ability of the members of OPEC to agree upon and maintain production constraints and oil price controls.

RISKS RELATED TO OUR FINANCIAL ACTIVITIES

WE MAY NOT BE ABLE TO FINANCE THE GROWTH OF OUR BUSINESS, INCLUDING THE DEVELOPMENT AND CONSTRUCTION OF OUR WIND ENERGY PROJECTS, OIL & GAS PROJECTS AND THE GROWTH OF OUR ORGANIZATION.

We are in a capital intensive business and rely heavily on the debt and equity markets to finance the development and construction costs of our projects and other projected capital expenditures. In the future, completion of our projects will require significant capital expenditures and construction costs. Recovery of the capital investment in a wind energy project generally occurs over a long period of time. As a result, we will have to obtain funds from equity or debt financings, including tax equity transactions, or from government grants to develop and construct our proposed projects, to finance the acquisition of oil & gas and wind energy land leases, to identify and develop new projects, and to pay the general and administrative costs of operating our business. The significant disruption in credit and capital markets generally over 2008 and 2009 has made it difficult to obtain financing on acceptable terms or, in some cases, at all. If we are unable to raise additional funds when needed, we could delay development and construction of projects, reduce the scope of projects or abandon or sell some or all of our development projects, or default on our contractual commitments in the future, any of which would adversely affect our business, financial condition and results of operations.

WE ARE SUBJECT TO CREDIT AND PERFORMANCE RISK FROM THIRD PARTIES UNDER SERVICE AND SUPPLY CONTRACTS.

We expect to enter into contracts with vendors to supply equipment, materials and other goods and services for our oil & gas drilling operations and development, construction and operation of wind farm projects as well as for other business operations. If vendors do not perform their obligations, we may have to enter into new contracts with other vendors at a higher cost or may have schedule disruptions.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE ANOTHER COMPANY FROM ACQUIRING US, MAY PREVENT ATTEMPTS BY OUR STOCKHOLDERS TO REPLACE OR REMOVE OUR CURRENT MANAGEMENT AND COULD NEGATIVELY AFFECT OUR STOCK PRICE.

Some provisions of our Certificate of Incorporation, bylaws and Delaware law may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders may receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. Our Certificate of Incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt without further stockholder approval; and

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors.

FACTORS OVER WHICH WE HAVE LITTLE OR NO CONTROL MAY CAUSE OUR OPERATING RESULTS TO VARY WIDELY FROM PERIOD TO PERIOD, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

Our operating results may fluctuate from period to period depending on several factors, including varying weather conditions; changes in regulated or market electricity prices; electricity demand, which follows broad seasonal demand patterns; changes in market prices for RECs; marking to market of our hedging arrangements, oil & gas market prices, drilling costs and unanticipated development or construction delays. Thus, a period-to-period comparison of our operating results may not reflect long-term trends in our business and may not prove to be a relevant indicator of future earnings. These factors may harm our business, financial condition and results of operations and may cause our stock price to decline.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR CLASS A COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR CLASS A COMMON STOCK APPRECIATES.

We currently do not expect to declare or pay dividends on our Class A common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our Class A common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our Class A common stock appreciates and you sell your shares at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR CLASS A COMMON STOCK.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our natural gas, oil and wind energy divisions of our business or the construction costs of our development projects or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of Class A common stock offered hereby. We are currently authorized to issue 999,000,000 shares of common stock and 1,000,000 shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our Class A common stock. We may also issue additional shares of Class A common stock or other securities that are convertible into or exercisable for Class A common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares. Following the effectiveness of the registration statement, we believe that substantially all of our outstanding common shares, our common shares that are potentially issued in the future upon the exercise of any outstanding options and the common shares issued upon conversion and exercise of any potential convertible debentures or warrants or additional common shares required to be issued under any potential subscription receipts will be tradable under the U.S. federal securities laws.

RISKS RELATED TO COMMON STOCK

THERE IS A SIGNIFICANT RISK OF OUR COMMON SHAREHOLDERS BEING DILUTED AS A RESULT OF OUR OUTSTANDING CONVERTIBLE PREFERRED SHARES.

We have 25,031,530 shares of common stock issued and 500,000 shares of convertible preferred stock issued and outstanding as of June 30, 2010, and if all our outstanding preferred stock was converted, we would have 500,000 additional shares of common stock issued and outstanding.  Further, we anticipate the need to raise additional capital which would also result in the issuance of additional shares of common stock and/or securities convertible into our common stock. Accordingly, a common shareholder has a significant risk of having its interest in our Company being significantly diluted.

POTENTIAL FUTURE FINANCINGS MAY DILUTE THE HOLDINGS OF OUR CURRENT SHAREHOLDERS.

In order to provide capital for the operation of the business, in the future we may enter into financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

THERE IS CURRENTLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK. FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT ITS VALUE AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

There has been a limited public market for our common stock and an active public market for our common stock may not develop. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT.

If the market price for our common stock is below $5.00 per share, trading in our common stock may be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules would require that any broker-dealer that would recommend our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations would require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

ITEM 2. FINANCIAL INFORMATION.

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Future filings with or SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth in the section entitled “Financial Information” and elsewhere throughout this Form 10.

The following Management’s Discussion and Analysis (“MD&A”) of Native American Energy Group, Inc. provides an analysis of the Company’s financial statements for the Six Months Ended June 30, 2010 and from the period January 18, 2005 (date of inception) to June 30, 2010.

The following information is Supplementary to, and should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this Registration Statement on Form 10. The discussion below contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of these risks and uncertainties, please read “Forward Looking Statements” and Item 1A “Risk Factors” included elsewhere in this registration statement on Form 10.

The financial statements accompanying this MD&A have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the U.S. and all amounts are expressed in U.S. dollars. The financial statements and management’s discussion and analysis were reviewed and approved by the Company’s Board of Directors. This discussion covers the fiscal years 2005, 2006, 2007, 2008, 2009 and the subsequent period up to the date of the filing of this MD&A.

Additional information relevant to the Company’s activities can be found on the Company’s website at www.nativeamericanenergy.com.

About the Company

Native American Energy Group, Inc. (also known as “NAEG”) is a development-stage energy resource development and management company, with three principal projects: developing oil & gas interests in the Williston Basin, coal-bed methane natural gas (CBM) in the Cook Inlet Basin in Alaska, as well as implementing leading edge, wind turbine power generation technology for the production of clean, cost-efficient green energy throughout the USA including Alaska and all US Indian reservations.

We, the founding Principals of the Company, have spent the last ten years creating valuable relationships and the last five years building assets which include research, acquisitions, leasing, permits and team building. Since January 18, 2005 through the date of this filing, the principal shareholders, Joseph D’Arrigo and Raj Nanvaan have contributed an aggregate of $1,315,963 in working capital in lieu of funding. Considering the Company’s close-knit corporate structure, completion of its audited financial statements and ability to generate positive cash flow immediately post funding, we believe all the components are now in place, more so than ever before in the Company’s history, to connect with the right financial partner. We are simply looking for the capital to develop the Company’s assets and take it to the next level. Upon meeting our capital requirements we can implement our production plan and, as a result, begin producing revenue and cash reserves.

We have spent considerable years familiarizing ourselves with the various tribes in the United States, their cultures, organizational structure and protocols. We have been recognized by key tribal members for our dedication and commitment to economic stimulation of such tribes by developing the energy resources on these reservations.

We follow a philosophy of commitment and dedication to American Indian Nations who have abundant natural resources including renewable energy resources, but very few opportunities to develop them, due to isolationism, politics, and the energy industry’s lack of desire to lead these nations into becoming producing nations who can explore, produce and control their own energy resources. We have established a “Tribal Empowerment Program” whose mission is to apply social and economic measures, along with implementing advanced technology systems that help tribes progress with energy development and towards achieving long-term energy and economic independence and prosperity. We are a for profit company with a non-profit approach to energy development.

Business of the Company and Plan of Operation

We believe that this discussion must be forthright and concise about what is going on and where, and should clearly state the direction for future performance. Further, our  progress with respect to our achievements to date should be taken within the context of our ongoing efforts to obtain financing, as the capitalization necessary to really launch our energy projects is considered to be a key element to the success or failure of the company.

The Company concluded an audit of its 2008 and 2009 financial statements by a registered auditor with the Public Company Accounting & Oversight Board (PCAOB) as required by the SEC for inclusion in its registration statement. This registration statement is being filed for NAEG to become a publicly reporting company and to allow for our security, NAGP, to be listed and traded on the OTC Bulletin Board. This will allow all brokerage firms and market makers to participate in the open trading of the NAGP shares as well as give an exit strategy for the funding group that enters into a financial arrangement with the Company.

Our current shareholder base meets the shareholder requirements for trading on the NASDAQ Small Cap Market and NYSE Alternext US. We currently have over 1,000 shareholders and expect to increase our shareholder base significantly as a result of such future potential listing onto the OTC Bulletin Board. As we progress and experience revenue growth, we expect to also meet the annual revenue requirements for advancement to higher trading markets such as the NASADQ Small Cap Market or the NYSE Alternext US. We fully intend to advance to higher trading markets over the next few years.

Capital expenditures and 2010 outlook

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

We will still need additional capital in order to continue operations until we are able to achieve positive operating cash flow. Additional capital is being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Initial Funding Requirement in the Amount of $2.5 million

We are actively pursuing an initial equity or debt financing in the amount of $2.5 million for re-drilling an existing vertical oil well from our portfolio of wells in Montana and re-completing it as a horizontal well. In addition, part of the initial financing will be used to pay expenses associated with testing and certification of the Windaus turbines in accordance with the AWEA 9.1 Standard as well as certain Underwriters Laboratories’ (UL) standards.

Montana Oil Development – Beery #2

Providing we receive the initial funding in the amount of $2.5 million, we plan to re-enter one of our already existing oil wells originally drilled by Shell Oil and re-complete the well by lateral drilling (drilling out horizontally from the vertical wellbore to access more oil in the formation). The name of the well is Beery #2 located in McCone County, Montana. The lateral direction leads into a part of an existing field from which oil has never been produced. The lateral length is estimated to be approximately 1,800 feet into the pay zone. We have already filed for our drilling permit with the Montana Board of Oil & Gas Commission. In addition, we lined up Key Energy Services (NYSE: KEG) for our drilling rig & crew for the vertical re-entry, Scientific Drilling International for the directional drilling, Sunburst Consulting as onsite geologists for geosteering and Petroleum Experience out of Williston, North Dakota for our field support. Once the Rig has been mobilized on-site, it is expected to take approximately 60 days to complete the well from start to finish. Once the well is completed, we expect to begin oil production and revenue generation within 60 days thereafter. At that point, we anticipate that production from the Beery #2 will provide cash flow sufficient to meet minimal operating expenses, service debt and build cash reserves.

Secondary Financing in the Amount of $15,000,000

Subsequent to the Beery #2 well being brought on-line, we will look to consummate secondary financing for the Kircher Unit in Alaska, as well as construction of a manufacturing facility for our Windaus wind turbines. Part of the funds will also be for the leasing, construction, setup and installation costs for 2 utility-scale wind farms in New York.

Alaska Kircher Pilot Well

Providing we receive the secondary financing, we plan to mobilize our team in Alaska to begin Phase-1 of the Kircher Unit which is drilling the core well. After the core well is drilled, Core-Labs (NYSE: CLB) will analyze the core samples and conduct their core & reservoir analysis and the data will be used by our geological team to select the best coal seams for horizontal drilling. With the core & reservoir analysis, we will be ready for Phase-2 funding for drilling and full development of the Kircher Unit. After the core well analysis, we expect the capital from a secondary financing of $15,000,000 to be sufficient for further drilling & completion of the Kircher Unit which includes drilling multi-lateral seams for more access to the coal.

Upon the Kircher Unit being brought online, it will provide the basis for development of additional coal bed methane wells in the Matanuska-Susitna Valley.

Wind Energy Farms for Cities and U.S. Indian Reservations

Providing we receive the secondary financing, we also plan to begin the infrastructure setup for the manufacture, sale and installation of the vertical axis Windaus turbines at various building locations throughout New York City as pilot installations. In addition, part of the funds will be used for the leasing, construction, setup and installation of two utility-scale wind farms in New York. The locations are still to be determined.

Once the wind farms are constructed and operating, we expect to begin generating additional revenue from the sale of the electricity generated to the local utilities, as most utilities are mandated by state law to purchase excess electricity from renewable energy generators. Once the wind farms are in operation, we plan to engage in various partnerships to build wind farms across the United States on Indian lands, thereby creating revenue streams for both the tribes and NAEG. As a result of the stimulus package, Native American tribes have access to a significant amount of stimulus funds for the implementation of renewable energy systems in their cities or Indian reservations.

During the next twelve months, we plan to install 4 turbines on a rooftop of a building in Brooklyn, New York. If we are not manufacturing the Windaus turbines by that time, we will purchase the turbines directly from Windaus Energy Inc. in Brantford, Ontario until our own manufacturing plant is constructed and in operation.

Conversion of Various Debts to Equity from January 2010 to June 2010

In order to facilitate funding, in December 2009, we decided to take steps to make the Company less vulnerable to take-over as well as to reduce the Company’s outstanding debts and potential liabilities. We authorized and directed the Treasurer of our Company to begin to get in touch with our creditors and perform debt conversions utilizing our common stock.

Since January 2010, we have converted various debts totaling approximately $1.5 million via debt-to-equity conversion agreements. This significantly reduced our debt burden.

Pay-off and Obtaining Complete Title to our Workover/Drilling Rig

In March 2010, we were able to convert the outstanding Capital Lease obligation with the finance company into 550,000 shares of our common stock and obtain full title to our workover/drilling rig. As part of this settlement, the lien placed on Mr. Nanvaan’s home was lifted by the finance company, and the Rig is free of any liens or encumbrances.

Funding Efforts

During the past five years, we have sought out various forms of financing with multiple different lenders, and joint ventures and investment groups. To date, we have not been able to obtain adequate financing on acceptable terms. We continue to seek out alternative forms of financing in order to carry out our business plan.

Going Concern

Our operating plans require additional funds that may take the form of debt or equity financings. There can be no assurance that any additional funds will be available. Our ability to continue as a going concern is in substantial doubt and is dependent upon obtaining additional financing and achieving a profitable level of operations.

We have undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and / or obtaining financing, if available, (b) increasing our current production (c) continuing development drilling on our proved, undeveloped properties and (d) controlling overhead and expenses.

We currently do not have any credit facilities with financial institutions, and are not anticipating a profit from operations, therefore we will rely on our ability to obtain equity financing for growth. We expect that we will be able to raise sufficient capital to further explore and develop our properties and projects in the future. We remain confident that equity financing will continue to be available on terms and conditions acceptable to the Company.

There can be no assurance that we will successfully accomplish these steps and it is uncertain we will achieve a profitable level of operations and / or obtain additional financing. There can be no assurance that any additional financings will be available to us on satisfactory terms and conditions, if at all. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Material Commitments

We have a cash commitment in the amount of $500,000 to Windaus Energy, Inc. as per our amended agreement with Windaus Energy, Inc., executed in March 2010. As per the agreement, we acquired exclusive manufacturing, marketing, sales, sublicensing and distribution rights for Windaus’ proprietary vertical axis wind turbine energy systems. This exclusive license agreement covers the entire United States, including Alaska and all Indian lands in the US, and it applies to all wind turbine products and systems developed by Windaus Energy Inc. The total acreage covered under the license agreement is approximately 2.3 billion acres.

Purchase of Significant Equipment

There is no significant equipment that will be purchased by the Company in the coming year. The Company already owns its own Workover Rig which is fully owned and free and clear or any liens or encumbrances.

ITEM 3. PROPERTIES.

Corporate Office - We maintain our current principal office at 108-18 Queens Blvd Forest Hills, NY 11375. Our telephone number at this office is (718) 408-2323. Our current space consists of approximately 1600 square feet of office space that is leased by the Company. The monthly rental payment is $4,766.70.

Alaska Field Office – We maintain a field office at Wells Fargo Building 705 S. Bailey Street, Palmer, Alaska 99645. The phone number there is (907) 745-6638. The space consists of approximately 275 square feet of office space that is leased by the Company. The monthly rent is $390.00.

Montana Field Office – We maintain a field office on the Fort Peck Indian Reservation in Montana. The address of that office is 500 Blaine Street Suite 4, Wolf Point, Montana, 59201. There is currently no phone at this office. The space consists of approximately 500 square feet of office space that is leased by the Company. The monthly rent is $425.00.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of August 18, 2010, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

Unless otherwise indicated in the following table, each person named in the table has sole voting power and that person’s address is c/o Native American Energy Group, Inc. 108-18 Queens Blvd, Forest Hills, 11375.

NAME OF OWNER	TITLE OF CLASS	NUMBER OF SHARES OWNED (1)	PERCENTAGE OF COMMON STOCK (2)

Joseph G. D’Arrigo	Common Stock	5,045,751	19.72%

Raj S. Nanvaan	Common Stock	5,045,751	19.72%

All Officers and Directors As a Group (2 persons)	Common Stock	10,091,502	39.44%

Windaus Energy, Inc. 205 Oakhill Drive Brantford Ontario N3T 5L7	Common Stock	2,002,000	7.82%

(1)	Based on 25,581,530 shares of common stock outstanding as of August 18, 2010.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS.

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors serve one year terms. Our executive officers are appointed by and serve at the pleasure of the board of directors.

Name	Current Age	Position
Joseph G. D’Arrigo	48	Director, Chairman, President and Chief Executive Officer
Raj S. Nanvaan	33	Director, Chief Financial Officer, Chief Operations Officer, Vice President and Treasurer
Richard Ross	59	Director, Corporate Secretary and Chief Communications Officer
Doyle A. Johnson	56	Chief Geologist and Petroleum Engineer

Joseph G. D’Arrigo – Founder, Chief Executive Officer (CEO) & Director

Joseph G. D’Arrigo has a background in banking and business management. After more than 20 years of senior leadership experience he co-founded Native American Energy Group. Over the last 10 years, he has worked closely with Raj Nanvaan to cultivate energy development opportunities on and off Native American Reservations. As Co-Founder and CEO of NAEG, Mr. D’Arrigo has devoted many years to help the Native American community by introducing solid business strategy in the energy industry and integrating traditional beliefs.

During the 1980’s, Mr. D’Arrigo started his career in the banking industry with the Empire Savings Bank assisting with the merger of Empire Savings Bank, Franklin Savings Bank and American Savings Bank and coordinating and implementing the integration of all three banking systems. This led to a position as Assistant Vice President for the American Savings Bank, overseeing all back office operations. In the early 90’s he joined Judicate Inc. as VP/Corporate Account Administrator, managing the commercial division which became Judicate’s most profitable endeavor.

In 1996, Mr. D’Arrigo was first introduced to the Native American community as Chief Executive Officer / Director of Hand Rolle Inc., a development stage Company that created and marketed games of chance to the casino gaming industry. He was retained as Chief Executive Officer to help the Company reorganize and assist in broadening the organization’s market. The Company was later acquired by a European investor group, who introduced those games to casinos in Monaco, Italy and other European countries. While Joseph was Chief Executive Officer of this Company he was introduced to several influential Native American leaders throughout the United States that led to his insight into the Native American opportunities.

Raj S. Nanvaan – Founder, Chief Financial Officer (CFO), Chief Operations Officer (COO) & Director

Raj Nanvaan’s career began in 1997 as a Registered General Securities Representative and he later managed an office of Supervisory Jurisdiction of a NASD/SIPC registered broker-dealer. As a General Securities Principal, he supervised Investment Advisors in proper portfolio management. He has worked for several NASD/NYSE brokerage firms, such as Josephthal Lyon & Ross & Prime Charter Ltd.

In 2001, Mr. Nanvaan joined co-founder Joseph D’Arrigo to explore energy development opportunities on Native American Reservations. As Co-Founder and Chief Financial Officer as well as Chief Operations Officer, Mr. Nanvaan manages the day-to-day executive and financial operations of NAEG. He is responsible for all of the Company’s financial plans, and oversees cash management, accounting, budget, tax, and audit activities. Together with Mr. D’Arrigo, Mr. Nanvaan has spent the last 10 years building key relationships with Native Americans throughout the United States and has helped assemble the strong management team of NAEG including its geologists and engineers.

Apart from his financial background, Mr. Nanvaan has worked very closely with the Company’s geologists and engineers in understanding the oil and gas industry with respect to production and development. His synergistic relationships along with his extensive background in the finance arena make him a most integral part of the executive, financial & field operations of Native American Energy Group.

Richard Ross – Corporate Secretary, Chief Communications Officer (CCO) & Director

Richard Ross joined Native American Energy Group in February 2005 and was placed in charge of Investor Relations shortly after the Company’s listing on the OTC Market. To date, Mr. Ross has managed all aspects of investor relations and communications for the Company. He has been adept at conveying the Company’s message to a broad audience through public press releases. In his role as Corporate Secretary, Mr. Ross is responsible for maintaining a complete and proper set of corporate records for the Company.

Prior to joining NAEG, Mr. Ross was a director of New Energy Co, LLC, a coal bed methane development company with 65,000 mineral acres in the Powder River Basin in Northern Wyoming. He was a core member of its capital management and communications operations.

As Chief Communications Officer, Mr. Ross reports directly to Joseph D’Arrigo and Raj Nanvaan. He is responsible for managing communications risks and opportunities for the Company, both internally and externally. His responsibilities include communications to employees, the media, business influentials, the press, the community and the public, customers and other stakeholders. He helps to define the policies, procedures and interests of the NAEG organization.

Doyle A. Johnson (Tony) – Chief Geologist & Petroleum Engineer

Doyle Anthony Johnson (Tony) originally joined the NAEG team in February 2005. Tony is a third-generation oil and gas professional. His experience in the oil and gas industry started at the age of ten while working for his father who owned and operated a successful logging and perforating company. With over 35 years of oilfield exploration, production and engineering experience, Tony leads the oil and gas operations of NAEG.

Tony began his career in 1968 working on the first polymer water flood project in the United States as an Associate Engineer for Cities Service in the El Dorado Kansas oilfield. He worked alongside Cities Service engineers and his duties included monitoring and servicing the water flood operations equipment, modification of water flood injection patterns and all phases of exploration.

From 1980 to 1989, as head Geologist and Engineer for Occidental Petroleum’s Venezuela operations, he managed the oil exploration, development and production for nine years. From 1990 to 1993, he managed a 50 well program for Mobil Oil in the Hennessey Oil field in Oklahoma.

From 1993 to 2000, Tony was contracted by Quest to manage the drilling and completion of 105 coal bed methane gas wells in Northeastern Oklahoma and Southeastern Kansas. The project consisted of 30 vertical and 75 lateral wells. He received recognition for determining that production was being shut-off due to cave-ins caused by the softness of the coal. He solved the problem by implementing slotted casing and chemical surfactants in the drilling fluid, which eliminated the need for fracturing. The elimination of the fracture service due to almost total recovery of drilling fluids reduced the overall budget dramatically.

With over three decades of experience in the oil and gas industry, he has worked on over 5000 oil & gas wells and maintains a spotless safety record. Tony has successfully managed operations in the most sensitive of natural areas and has an impeccable reputation in the industry. He re-joined the team in July 2010 as the Chief Geologist & Petroleum Engineer for NAEG.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. The Company intends to continue to search for a qualified individual for hire.

ITEM 6. EXECUTIVE COMPENSATION.

Compensation of Directors

To date, we have not compensated our directors for their service. In the future, our plan is to develop a compensation system for directors. The following table provides each element of compensation paid or granted to each director, who is not also a named executive officer, for service rendered during the fiscal year ended December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)*	Total ($)
Joseph G. D’Arrigo President & CEO	2007 to 2009	0	0	0	4,200,000	0

Raj S. Nanvaan CFO & COO	2007 to 2009	0	0	0	4,200,000	0

Richard Ross Secretary & Chief Communications Officer	2007 to 2009	0	0	0	0	0

* In connection with the merger agreement, each of Joseph G. D’Arrigo and Raj S. Nanvaan received (i) 5,000,000 shares of common stock and (ii) 250,000 shares of preferred stock as incentive compensation for joining management of the Company. Such preferred shares convert to common stock on a one to one basis. At the time of such issuance the shares were valued at $.80.

Employment Contracts

Currently, the Company does not have employment agreements with either of its key employees.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

From January 18, 2005 (date of inception) through December 31, 2009, principal shareholders have contributed an aggregate of $1,315,963 in working capital with the funds thereof reflected as additional paid in capital in the Company’s financial statements.

Joseph D’Arrigo, the Company’s Chief Executive Officer and Raj Nanvaan, the Company’s Chief Financial Officer are Directors and shareholders of the NAEG Founders Holding Corporation, a private New York corporation that is an Overriding Royalty Interest holder in the Company’s oil & gas production. They are both minority shareholders along with other shareholders. To date, they have not received any royalty payments as the Company has not had any commercial production to date. The NAEG Founders Holding Corporation owns a total 5% overriding royalty interest in the future oil & gas production from leasehold interests.

In connection with the execution of a capital lease obligation in March of 2006 (Company’s Workover Rig), two Company officers and their relatives had provided real estate collateral pledges and personal guarantees to the financial institution in exchange for an obligation of $325,000. The guarantee fees were being amortized ratably over the term of the related lease which was due to expire in 2014. However, on March 24, 2010, the capital lease obligation was converted to equity. As a result, the real estate collateral was released and the Company received free and clear title to the Workover Rig.

ITEM 8. LEGAL PROCEEDINGS.

Steven Freifeld, et al. v. Native American Energy Group, Inc., et al., Index No. 005503-2010.

On March 19, 2010, Plaintiffs, putative investors in NAEG Founders Holding Corporation, filed a complaint in the Supreme Court of the State of New York, Nassau County against the Company, certain of its officers, and others. Plaintiffs’ complaint alleges, among other things, that the Company and/or its affiliates and officers have breached fiduciary duties purportedly owed Plaintiffs and committed common law fraud through misrepresentations in the course of soliciting investments. Plaintiffs seek an order granting Plaintiffs certain disclosures, unfettered access to various corporate books and records, and termination of the current officers and directors of the Company. Plaintiffs also seek compensatory damages in an amount to be determined at trial, but alleged in the complaint to equal or exceed the amount of their putative investments in the Company and/or its affiliates.

On March 25, 2010, Plaintiffs filed an order to show cause in the Supreme Court of the State of New York, Nassau County in support of their request for an order granting Plaintiffs specific relief; namely, the setting of a date for a shareholders’ meeting of NAEG Founders Holding Corporation, inspection of books and records of NAEG Founders Holding Corporation, and an accounting from the Company’s corporate officers’ as to their interests in the Company and its affiliates.

On May 6, 2010, the Company filed an order to show cause requesting an order transferring this matter to New York County, pursuant to the terms of a contractual forum selection clause, and staying the entire action pending determination of the change of venue motion. On May 6, 2010, oral argument was held on the Company’s request for a stay, after which the Court granted an interim stay tolling the Company’s time to respond to Plaintiffs’ motion and complaint. Plaintiffs served their formal response in opposition to the Company’s change of venue motion on June 3, 2010. The Company served its reply in support of its venue motion on June 18, 2010. The Court has not yet rendered a decision on the Company’s change of venue motion.

The Company intends to continue to contest the case vigorously.

Other than the litigation disclosed above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.

While there is no established public trading market for our common stock, our common stock is quoted on the Pink Sheets under the symbol NAGP. The following table sets forth the high and low bid prices for our common stock reported by the Pink Sheets for the periods indicated below. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range Per Share
Quarter Ending June 30, 2010	High ($)	Low ($)
First Quarter	3.00	1.00
Second Quarter	1.65	0.20

Year Ending December 31, 2009
First Quarter	1.40	1.40
Second Quarter	1.40	0.80
Third Quarter	0.80	0.80
Fourth Quarter	1.00	0.80

Year Ending December 31, 2008
First Quarter	2.20	0.90
Second Quarter	0.90	0.90
Third Quarter	1.40	0.90
Fourth Quarter	1.40	1.40

Our stock was subject to stock splits of 1 for 10 on November 5, 2009. Prices listed are adjusted to take the above splits into account.

From February 2005 to March 2008, Native American Energy Group traded on the Pink Sheets Electronic OTC Market until it was de-listed to the Grey Market. On March 13, 2008, the Company’s class of securities, along with the securities of 25 other companies were suspended from trading by the SEC for ten (10) days and subsequently de-listed to the Grey Market. The companies were suspended due to inaccuracies and inadequacies regarding their public status. It is believed that all 26 companies retained the services of a common Texas attorney who provided legal services related to their initial name changes and public listings which were not performed properly.

As of August 18, 2010, we have 25,581,530 shares of common stock outstanding. All of these shares were issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, and therefore are treated as “restricted securities” subject to Rule 144 promulgated under the Securities Act. Since we are not subject to the reporting requirements of the Securities and Exchange of 1934, as amended, under Rule 144, the shares may not be sold under Rule 144 until one year has elapsed from the date of purchase regardless if the holder is an affiliate or a non-affiliate. Upon expiration of that one year period, non-affiliates may sell their shares pursuant to Rule 144 without restriction and affiliates, including officers, directors and other persons with “control’ over us or one of our directors, may only sell the shares under Rule 144 subject to the timing, volume and manner of sale limitations set forth therein. Ninety days after this registration is effective, the holding period will be reduced to six months.

As of August 18, 2010:

•
1,373,400 shares were issued to 26 investors during the preceding 12 months and therefore are not saleable under Rule 144. All of these shares are held by non-affiliates and will become saleable under Rule 144 without restriction at various times within the next 12 months.

•
6,921,003 shares, held by approximately 1,600 non-affiliates, are saleable without restriction under Rule 144 without regard to the effectiveness of this registration statement.  We have 608 certificate holders as of August 18, 2010.

•	10,091,502 shares, held by approximately two affiliates, are saleable under Rule 144, subject to the volume, timing and manner of sale limitations of Rule 144.

We intend to have our shares quoted on the OTC Bulletin Board. Inclusion on the OTC Bulletin Board will permit price quotations for our shares to be published by such service. Currently, our common stock is traded on the Pink Sheets.

Although we intend to have our application submitted to the OTC Bulletin Board subsequent to the filing of this registration statement, there can be no assurance that the application will be accepted or that the shares will be traded on the OTC Bulletin Board.

If our shares are listed on the OTC Bulletin Board, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

We have not previously filed a registration statement under the Securities Act. Shares sold pursuant to exemptions from registration are deemed to be “restricted” securities as defined by the Securities Act. As of August 18, 2010, out of a total of 25,581,530 shares outstanding, 18,660,527 shares are restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 10,091,502 (54.05%) shares are held by affiliates (directors, officers and 10% holders), with the balance of 8,569,025 (45.95%) shares being held by non-affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed to be an “affiliate” of the company (as the term “affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the company’s common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares, or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

Holders

As of August 18, 2010, we had 608 shareholders of common stock per transfer agent’s shareholder list.

Dividends

The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

We currently do not have an equity compensation plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Stock Subscriptions

Month of Sale	# of Shares	Sale Price	Aggregate	# of Shareholders
November-09	130,000	$0.50	$65,000.00	7
November-09	350,000	$0.10	$35,000.00	1
December-09	10,000	$0.50	$5,000.00	1
January-10	20,000	$0.50	$10,000.00	1
January-10	14,000	$0.25	$3,500.00	1
February-10	26,000	$0.50	$13,000.00	3
March-10	20,000	$0.50	$10,000.00	2
April-10	7,000	$0.50	$3,500.00	1
May-10	36,400	$0.50	$18,200.00	3
June-10	260,000	$0.25	$65,000.00	5
July-15	500,000	$0.10	$50,000.00	1
	1,373,400		$278,200	26

In various private placement transactions from November 2009 through August 18, 2010, the Company issued a total of 1,373,400 shares of restricted common stock for an aggregate purchase price of $278,200 to approximately 26 investors. All of the purchasers/subscribers were “accredited investors” as defined under Rule 501(a) promulgated under the Securities Act and the sales of these securities were exempt under either Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

Technology License & Distribution Agreement – Windaus Energy Inc.

Party	# of Shares	Sale Price	Value	# of Shareholders
Windaus Energy, Inc. – Wind Technology Rights – Amended Agreement to include entire U.S. - March 2010	2,000,000	$1.00	$2,000,000.00	1

Debt Conversion Agreements

Date of Debt Conversion	# of Shares	Conversion Price		Debt Satisfied	# of Shareholders
January 4, 2010	700,000		$0.10	$70,000.00	1
January 6, 2010	1,120,000		$0.10	$112,000.00	1
January 6, 2010	1,415,000		$0.07	$99,050.00	1
February 5, 2010	3,291,329		$0.10	$329,132.81	4
February 7, 2010	100,000		$0.10	$10,000.00	1
February 7, 2010	1,055,000		$0.10	$105,500.00	1
February 7, 2010	150,000		$0.10	$15,000.00	1
February 7, 2010	150,000		$0.10	$15,000.00	1
March 1, 2010	316,825		$0.80	$253,459.50	1
March 17, 2010	125,000		$0.60	$75,000.00	1
March 24, 2010	144,548		$0.50	$72,274.00	1
March 25, 2010	550,000		$.3959	$166,340.00	1
April 13, 2010	250,000		$0.30	$75,000	1
June 17, 2010	400,000		$0.125	$50,000.00	1
June 17, 2010	175,000		$0.16	$28,000.00	1
June 28, 2010	98,000		$0.50	$49,000.00	1
	10,040,702	$		$1,524,756.31	19

Since January 2010, in order to lessen our debt burden, Company management has converted various outstanding debts including loans, equipment leases and account payables. Such debts were incurred as far back as December 2005. Pursuant to the various debt conversion agreements and pay-off letters, we converted various promissory notes and accrued interest, an equipment lease and an account payable totaling $1,524,756.31 into our common stock at various conversion prices ranging from $0.07 to $0.80 per share. An aggregated 10,040,702 shares of our common stock were issued in exchange for full release from such debt obligations.

The foregoing issuances as per the debt conversions were made in reliance upon an exemption from registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act for offers and sales of securities that do not involve a public offering. This offering was not registered under the Securities Act and accordingly the shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common and Preferred Stock

The Company is authorized by its Certificate of Incorporation and Certificate of Designations to issue an aggregate of 1,000,000,000 shares of capital stock, of which 999,000,000 are shares of common stock, par value $0.001 per share (the “Common Stock”) and 1,000,000 are shares of Series A preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of August 18, 2010, 25,581,530 shares of Common Stock and 500,000 shares of Preferred Stock were issued and outstanding, respectively.

(1) Common Stock

The holders of our Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The shares of our Common Stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the shares of our Common Stock and they all rank at equal rate or “pari passu”, each with the other, as to all benefits, which might accrue to the holders of the shares of our Common Stock. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of shares of our Common Stock, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each share of our Common Stock of which he is the registered owner and may exercise such vote either in person or by proxy. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

(2) Preferred Stock

Our Board of Directors is authorized to issue 1,000,000 shares of preferred stock in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions of our Certificate of Incorporation, the Board of Directors being expressly vested with authority to adopt any such resolution or resolutions.

Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of our Company. The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our Company by tender offer or other means. Such issuances could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause.

Series A Convertible Preferred Stock

As of August 18, 2010, 1,000,000 shares of our Preferred Series A shares have been designated of which 500,000 were issued and outstanding, and are held by 2 shareholders.

Conversion of Shares of Series A Convertible Preferred Stock

The holder of Series A Convertible Preferred Stock may, in their sole discretion, convert each share of Series A Convertible Preferred Stock into one share of the Company’s Common Stock at any time following the date of issuance of the Series A Convertible Preferred Stock. The shares of Common Stock received by the Series A Shareholder upon conversion of the Series A Convertible Preferred Stock shall be called the “Conversion Shares.” The Conversion Shares shall be fully paid and non-assessable.

Liquidation

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be pari passu in rights with the holders of the Company’s outstanding preferred stock and senior in rights to the holders of the Company’s Common Stock.

Voting Rights

The holders of shares of Series A Preferred Stock have the right to that number of votes determined by multiplying the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock by 1,000. Except as provided by law or the provisions of the company’s Certificate of Designations, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock and with the holders of any other series of Preferred Stock the terms of which so provide as a single class.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Pacific Stock Transfer Co. at 4045 South Spencer Street, Suite 403, Las Vegas Nevada 89119. Their phone number is (702) 361-3033.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145(a) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees or agents who are parties or threatened to be made parties to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the Company) arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145(b) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees and agents who are parties or threatened to be made parties to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) further provides that if one of our present or former directors or officers has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Article Six of our Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Six shall apply to or have any effect on the liability or alleged liability of any of our directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Sections 14.1 and 14.2 of our bylaws provides that we shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, have the power to indemnify each of our directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

Further, Section 145(g) of the Delaware General Corporation Law and Section 14.10 of our bylaws allows us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent against any liability asserted against such person and incurred by such person, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law and our bylaws.

Section 145(e) of the Delaware General Corporation Law and Section 14.6 of our bylaws allows us to pay expenses incurred by directors and officers incurred in defending any civil or criminal action or proceeding for which indemnification is required, or for which indemnification is permitted following authorization by the board of directors in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized by the Delaware General Corporation Law and our bylaws.

These limitations of liability, indemnification and expense advancements may discourage a stockholder from bringing a lawsuit against directors for breach of their fiduciary duties. The provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be adversely affected to the extent we pay the costs of defense or settlement and damage awards against directors and officers pursuant to these limitations of liability and indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We do not maintain directors’ and officers’ liability insurance, covering our directors and officers against certain claims or liabilities arising out of the performance of their duties.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

6/30/10

Native American Energy Group

NATIVE AMERICAN ENERGY GROUP, INC.
FINANCIAL STATEMENTS
JUNE 30 2010 (UNAUDITED)

NATIVE AMERICAN ENERGY GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Balance Sheets – June 30, 2010 (Unaudited) and December 31, 2009	F-1

Unaudited Consolidated Statements of Operations – Three and Six Months Ended June 30, 2010 and June 30, 2009 and for the period from January 18, 2005 (date of inception) to June 30, 2010	F-2

Unaudited Consolidated Statement of Stockholders’ (Deficit) Equity for the period from January 18, 2005 (date of inception) to June 30, 2010	F-3~F-4

Unaudited Consolidated Statements of Cash Flows – Six Months Ended June 30, 2010 and June 30, 2009 and from the period January 18, 2005 (date of inception) to June 30, 2010	F-5

Notes to the Unaudited Consolidated Financial statements	F-6 to F-18

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(a development stage company)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash	$12,083	$5,915
Prepaid expenses	486,771	-
Total current assets	498,854	5,915

Property, plant and equipment:
Plant and equipment, net	655,596	729,681
Total property, plant and equipment	655,596	729,681

Other assets:
Oil production costs (unevaluated)	80,875	-
Licensing (unevaluated)	2,500,000	-
Collateral on surety bonds	174,460	173,628
Guarantee fees	-	169,271
Security deposits	159,612	159,612
Total other assets	2,914,947	502,511

Total assets	$4,069,397	$1,238,107

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$838,281	$1,269,259
Capital leases and notes payable, short term portion	373,046	226,010
Loans payable	521,634	1,185,400
Total current liabilities	1,732,961	2,680,669

Long term debt:
Capital leases	-	185,133
Notes Payable	166,664	-
Total long term debt	166,664	185,133

Commitments and contingencies	-	-

Stockholders' deficit:
Preferred stock, par value $0.0001; 1,000,000 shares authorized, 500,000 and 500,000 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	50	50
Common stock, par value $0.001; 1,000,000,000 shares authorized, 25,031,530 and 11,030,003 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	25,031	11,030
Additional paid in capital	19,111,660	14,865,210
Deficit accumulated during exploration stage	(16,966,969)	(16,503,985)
Total stockholders' equity (deficit)	2,169,772	(1,627,695)

Total liabilities and stockholders' equity (deficit)	$4,069,397	$1,238,107

See the accompanying notes to these unaudited financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(a development stage company)
(unaudited)

					From January 18, 2005
	Three months ended June 30,		Six months ended June 30,		(date of inception) through
	2010	2009	2010	2009	June 30, 2010

REVENUE	$-	$-	$-	$-	$-

Operating expenses:
Selling, general and administrative	198,834	24,203	457,314	41,555	11,665,121
Impairment of undeveloped properties	-	-	-	-	4,638,567
Depreciation and amortization	7,500	17,356	15,001	34,713	110,583
Total operating expenses	206,334	41,559	472,315	76,268	16,414,271

Loss from operations	(206,334)	(41,559)	(472,315)	(76,268)	(16,414,271)

Other income (expense):
Interest income	248	827	832	1,654	25,883
Other income	-	-	43,100	-	161,184
Interest expense	(12,213)	(26,101)	(34,601)	(52,294)	(739,765)

Loss before provision for income taxes	(218,299)	(66,833)	(462,984)	(126,908)	(16,966,969)

Provision for income taxes (benefit)	-	-	-	-	-

NET LOSS	$(218,299)	$(66,833)	$(462,984)	$(126,908)	$(16,966,969)

Net loss per common share, basis and fully diluted	$(0.01)	$(0.47)	$(0.02)	$(0.89)

Weighted average number of common shares outstanding, basic and fully diluted	23,140,219	141,173	20,172,145	141,173

See the accompanying notes to these unaudited financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(a development stage company)
From January 18, 2005 (date of inception) through June 30, 2010
(unaudited)

									Deficit
	Preferred stock		Common stock		Additional Paid in	Common shares to be issued		Common Stock	Accumulated during Development
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Subscription	Stage	Total
Shares outstanding at inception	-	$-	30	$-	$-	-	$-	$-	$-	$-
Sale of common stock	-	-	97,500	98	48,652	-	-	-	-	48,750
Common stock issued in exchange for services rendered	-	-	920	1	459,999	-	-	-	-	460,000
Contributed capital by majority shareholders	-	-	-	-	794,682	-	-	-	-	794,682
Net loss for period ended December 31, 2005	-	-	-	-	-	-	-	-	(579,779)	(579,779)
Balance, December 31, 2005 (Unaudited)	-	-	98,450	99	1,303,333	-	-	-	(579,779)	723,653
Common stock issued as debt collateral	-	-	20,640	20	(20)	-	-	-	-	-
Common stock issued in exchange for services rendered	-	-	136	-	19,500	-	-	-	-	19,500
Common stock issued in exchange for expenses	-	-	50	-	3,000	-	-	-	-	3,000
Sale of common stock	-	-	8,046	8	249,992	-	-	-	-	250,000
Common stock subscription	-	-	-	-	-	-	-	40,000	-	40,000
Contributed capital by majority shareholders	-	-	-	-	451,739	-	-	-	-	451,739
Net loss for year ended December 31, 2006	-	-	-	-	-	-	-	-	(763,264)	(763,264)
Balance, December 31, 2006 (Unaudited)	-	-	127,322	127	2,027,544	-	-	40,000	(1,343,043)	724,628
Issuance of common stock for subscription	-	-	5,000	5	39,995	-	-	(40,000)	-	-
Sale of common stock, net	-	-	17,507	17	317,358	-	-	-	-	317,375
Return of common stock issued for collateral	-	-	(20,400)	(20)	20	-	-	-	-	-
Common stock to be issued for acquisition of Fowler Oil & Gas	-	-	-	-	-	11,765	691,200	-	-	691,200
Sale of royalty rights	-	-	-	-	1,715,000	-	-	-	-	1,715,000
Cancelation of common stock issued for services	-	-	(20)	-	-	-	-	-	-	-
Contributed capital by majority shareholders	-	-	-	-	64,301	-	-	-	-	64,301
Net loss for the year ended December 31, 2007	-	-	-	-	-	-	-	-	(905,809)	(905,809)
Balance, December 31, 2007	-	$-	129,409	$129	$4,164,218	11,765	$691,200	$-	$(2,248,852)	$2,606,695

See the accompanying notes to these unaudited financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(a development stage company)
From January 18, 2005 (date of inception) through June 30, 2010
(unaudited)

									Deficit
	Preferred stock		Common stock		Additional Paid in	Common shares to be issued		Common Stock	Accumulated during Development
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Subscription	Stage	Total
Balance, December 31, 2007	-	$-	129,409	$129	$4,164,218	11,765	$691,200	$-	$(2,248,852)	$2,606,695
Issuance of common stock for investment in wholly owned subsidiary	-	-	11,765	12	936,187	(11,765)	(691,200)	-	-	244,999
Sale of royalty rights	-	-	-	-	1,208,570	-	-	-	-	1,208,570
Contributed capital by majority shareholders	-	-	-	-	2,754	-	-	-	-	2,754
Net loss for the year ended December 31, 2008	-	-	-	-	-	-	-	-	(5,111,099)	(5,111,099)
Balance, December 31, 2008	-	-	141,174	141	6,311,729	-	-	-	(7,359,951)	(1,048,081)
Issuance of common stock for technology license	-	-	2,000	2	-			-	-	2
Effective of Merger with Native American Group, Inc. (formerly Flight Management International, Inc.)	-	-	351,829	352	25,580	-	-	-	-	25,932
Preferred shares issued in exchange for services	500,000	50	-	-	399,950	-	-	-	-	400,000
Common shares issued in exchange for services	-	-	10,000,000	10,000	7,990,000	-	-	-	-	8,000,000
Sale of Common Stock	-	-	490,000	490	104,510	-	-	-	-	105,000
Common stock issued in exchange for expenses	-	-	45,000	45	30,955	-	-	-	-	31,000
Contributed capital by majority shareholders	-	-	-	-	2,486	-	-	-	-	2,486
Net loss for the year ended December 31, 2009	-	-	-	-	-	-	-	-	(9,144,034)	(9,144,034)
Balance, December 31, 2009	500,000	50	11,030,003	11,030	14,865,210	-	-	-	(16,503,985)	(1,627,695)
Shares issued for fractional roundup (merger)	-	-	4,425	4	-	-	-	-	-	4
Issuance of common stock for technology license	-	-	2,000,000	2,000	1,998,000	-	-	-	-	2,000,000
Common shares issued for conversion of debt	-	-	9,117,702	9,118	1,313,639	-	-	-	-	1,322,757
Sale of Common Stock	-	-	160,000	160	36,340	-	-	-	-	36,500
Common stock issued in exchange for expenses	-	-	18,000	18	21,222	-	-	-	-	21,240
Sub-total	500,000	50	22,330,130	22,330	18,234,411	-	-	-	(16,503,985)	1,752,806
Common shares issued - conversion of debt	-	-	923,000	923	201,077	-	-	-	-	202,000
Sale of Common Stock	-	-	303,400	303	86,397	-	-	-	-	86,701
Common stock issued in exchange for expenses	-	-	1,475,000	1,475	589,775	-	-	-	-	591,250
Net loss for the six months ended June 30, 2010	-	-	-	-	-	-	-	-	(462,984)	(462,984)
Balance, June 30, 2010	500,000	$50	25,031,530	$25,031	$19,111,660	$-	$-	$--	$(16,966,969)	$2,169,772

See the accompanying notes to these unaudited financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(a development stage company)
(unaudited)

			From January 18, 2005
	Six months ended June 30,		(date of inception) through
	2010	2009	June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(462,984)	$(126,908)	$(16,966,969)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,001	34,713	246,169
Impairment losses	-	-	4,638,567
Common stock issued for services and expenses	612,493	-	9,151,925
Preferred stock issued for services	-		400,000
(Increase) decrease in:
Prepaid expenses	(486,771)	-	(486,771)
Licensing		-	(30,000)
Surety bonds	(832)	(1,654)	(174,460)
Guarantee fees	169,271	-	-
Security deposits	-	8,833	(159,612)
Increase (decrease) in:
Accounts payable	(135,477)	67,967	1,133,782

Net cash used in operating activities	(289,299)	(17,049)	(2,247,369)

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and gas properties, unevaluated	(21,791)	(8,172)	(1,228,353)
Purchase of property and equipment	-	-	(2,841,654)
Net cash provided by (used in) investing activities	(21,791)	(8,172)	(4,070,007)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and subscriptions	123,200	-	884,325
Proceeds from sale of royalty interest	-	-	2,923,570
Contributions by majority shareholders	-	1,987	1,315,963
Proceeds (payments) of capital leases	-	(37,434)	(364,216)
Proceeds (payments) of loans payable	214,018	4,000	1,399,418
Proceeds (payments) of notes payable	(19,960)	56,563	170,399
Net cash (used in) provided by financing activities	(317,258)	25,116	6,329,459

Net increase (decrease) in cash and cash equivalents	6,168	(105)	12,083
Cash and cash equivalents, beginning of period	5,915	874	-

Cash and cash equivalents, end of period	$12,083	$769	$12,083

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for taxes	$-	$-	$800

NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services rendered	$612,493	$-	$9,151,925
Common stock issued for licenses	$2,000,000	$-	$2,000,002
Common stock issued for conversion of debt	$1,524,757	$-	$1,524,757
Preferred stock issued for services rendered	$-		$400,000

See the accompanying notes to these unaudited financial statements

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Business and Basis of Presentation

The registrant, Native American Energy Group, Inc., formerly Flight Management International, Inc. was incorporated under the laws of the State of Delaware on November 1, 1996.  The Company leases and using enhanced oil recovery capabilities, revitalizes abandoned oil fields which were previously developed and capped. The oil and natural gas fields are owned by individual land owners and located on native and non-native American lands in the State of Montana and Alaska.

The consolidated financial statements include the accounts of the Company, including NAEG Alaska Corporation (formerly Fowler Oil and Gas Corporation) and Native American Group, NAEG Alaska is wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

To implement its current business plan, significant additional financing will be required and the Company will need to be successful in its efforts to identify, acquire and develop oil and gas reserves that are economically recoverable.

The Company is in the development stage as defined by Accounting Standards Codification subtopic 915-10 Development Stage Entities (“ASC 915-10”) with its efforts principally devoted to developing oil and gas reserves. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through June 30, 2010, the Company has accumulated losses of $16,966,969.

Reverse Acquisition

On October 23, 2009, the Company consummated a Plan of Merger and Merger Agreement with Flight Management International, Inc, a Delaware corporation and wholly-owned subsidiary of the Company (the “Subsidiary”) and Native American Energy Group, Inc., a Nevada corporation.

Pursuant to the Merger Agreement, on October 23, 2009, the Subsidiary merged with and into Native American Energy Group, Inc. resulting in Native American Energy Group, Inc. becoming a wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Merger Agreement, the Company issued 143,174 shares of its common stock (the “Acquisition Shares”) to the shareholders of Native American Energy Group, Inc.; and 10,000,000 shares of common stock and 500,000 shares of convertible preferred stock to two officers of Native American Energy Group, Inc., total of which representing approximately 92.5% of the issued and outstanding fully diluted common stock following the closing of the Merger. Also, 351,829 shares issued and outstanding were retained for shareholders prior to reverse merger. Simultaneously with the Merger, the Company changed its name from Flight Management International, Inc. to Native American Energy Group, Inc.   Pursuant to the Merger Agreement, the outstanding shares of common stock of Native American Energy Group, Inc. were cancelled. Prior to the Merger, the Company was an inactive corporation with no significant assets and liabilities and was considered as “Shell Company” under the SEC guidelines.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

As a result of the Merger, there was a change in control of the Company. In accordance with Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10) Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10), the Company was the acquiring entity. In substance, the Share Exchange is a recapitalization of the Company’s capital structure rather than a business combination and accounted for as such.

 The total consideration paid was $25,932 and the significant components of the transaction are as follows:

Native American Energy Group, Inc. (Formerly Flight Management International, Inc.)
Summary Statement of Financial Position
At October 23, 2009

Assets:	$-0-

Liabilities:

Net liabilities assumed	$-0-

Common stock retained	25,932

Total consideration:	$25,932

All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of assets is provided by use of a straight line method over the estimated useful lives of the related assets. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

 Undeveloped Oil and Gas Properties

Acquisition, exploration and development of oil and gas activities are capitalized when costs are recoverable and directly result in an identifiable future benefit, following the full cost method of accounting. Improvements that increase capacity or extend the useful lives of assets are capitalized. Maintenance and turnaround costs are expensed as incurred.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Undeveloped oil and gas properties are assessed, at minimum annually, or as economic events dictate, for potential impairment. Impairment is assessed by comparing the estimated net undiscounted future cash flows to the carrying value of the asset. If required, the impairment recorded is the amount by which the carrying value of the asset exceeds its fair value.

Capitalized costs are depleted and depreciated on the unit-of-production method based on the estimated gross proved reserves once determined by the independent petroleum engineers. Depletion and depreciation is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future costs to be incurred in developing proved reserves, net of estimated salvage value.

Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion and depreciation calculation if and until it is determined whether or not proved reserves can be assigned to such properties. Costs of unproved properties and major development projects are transferred to depletable costs based on the percentage of reserves assigned to each project over the expected total reserves when the project was initiated. These costs are assessed periodically to ascertain whether impairment has occurred.

Depletion and amortization of oil and gas properties

The Company follows the full cost method of accounting for oil and gas properties.  Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization of capitalized oil and gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves.

The Company periodically evaluates the carrying value of long-lived assets, including unproved properties, to be held and used in accordance with Accounting Standards Codification subtopic 360-10, Property, plant and equipment (“ASC 360-10”). ASC 360-10 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

During the years ended December 31, 2009 and 2008, the Company management performed an evaluation of its unproved properties for purposes of determining the implied fair value of the assets at the end of each respective year. The test indicated that the recorded remaining book value of its unproved properties exceeded its fair value for the years ended December 31, 2009 and 2008.  As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $172,594, net of tax, or $0.02 per share during the year ended December 31, 2009 and $4,465,973, net of tax, or $0.88 per share during the year ended December 31, 2008 to reduce the carrying value of the unproved properties to $-0-. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible assets

The Company accounts for and reports acquired goodwill and other intangible assets under Accounting Standards Codification subtopic 305-10, Intangibles, Goodwill and Other (“ASC 305-10”). In accordance with ASC 305-10, the Company tests its intangible assets for impairment on an annual basis and when there is reason to suspect that their values have been diminished or impaired. Any write-downs will be included in results from operations.

In March 2010, the Company executed an amendment to their original agreement with Windaus Energy Inc. (of Canada), whereby the Company acquired manufacturing, marketing, sales, sublicensing and distribution rights to bring to the U.S. market Windaus’ Vertical Axis Wind Turbine Energy Systems. The management has estimated value of these rights $2,500,000. This estimate is unevaluated.

Asset Retirement Obligations

The Company accounts for reclamation costs under the provisions of Accounting Standards Codification subtopic 410-20, Asset Retirement and Environmental Obligations, Asset Retirement Obligations (“ASC 410-20”). ASC 410-20 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, the Statement requires that retirement obligations be recognized when they are incurred and displayed as liabilities with the initial measurement being at the present value of estimated third party costs. In addition, the asset retirement cost is capitalized as part of the assets’ carrying value and subsequently allocated to expense over the assets’ useful lives. There are no changes in the carrying amounts of the asset retirement obligations as no expenses have yet been incurred.

Revenue Recognition

Revenues from the sale of petroleum and natural gas are recorded when title passes from the Company to its petroleum and/or natural gas purchaser and collectibility is reasonably assured. The Company will begin recording revenue once it is determined there are proved reserves and production commences.

Stock based payments

Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in ASC 718-10.  The Company implemented AC 718-10 on January 1, 2006 using the modified prospective method.

As of June 30, 2010 and 2009, there were no outstanding employee stock options.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”). ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company’s financial position or operations.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $-0- for the years ended June 30, 2010, 2009 and from January 18, 2005 (date of inception) through June 30 2010.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At June 30, 2010, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring through 2030	$17,000,000

Tax Asset	5,900,000
Less valuation allowance	(5,900,000)

Balance	$—

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) which specifies the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. The Company’s common stock equivalents, represented by convertible preferred stock, were not considered as including such would be anti-dilutive.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Reliance on Key Personnel and Consultants

The Company has 3 full-time employees who are executive officers and 0 part-time employees.  Additionally, there are outside consultants performing various specialized services.  The Company is heavily dependent on the continued active participation of these current executive officers, employees and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Recent Accounting Pronouncements

In May 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-19 (ASU 2010-19), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-17 (ASU 2010-17), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

Recent Accounting Pronouncements (Continued)

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), "Subsequent Events (Topic 855)."  The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP.  ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010.  The Company does not expect the provisions of ASU 2010-09 to have a material effect on the financial position, results of operations or cash flows of the Company

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 2 – GOING CONCERN MATTERS

The Company has incurred a net loss of $462,984 and $126,908 for the six months ended June 30, 2010 and 2009, respectively. The Company has incurred significant losses and has an accumulated deficit of $16,966,969 at June 30, 2010. These factors raised substantial doubt about the Company’s ability to continue as going concern.

There can be no assurance that sufficient funds will be generated during the next twelve months or thereafter from the Company’s current operations, or those funds will be available from external sources such as debt or equity financings or other potential sources.  The lack of additional capital could force the Company to curtail or cease operations and would, therefore, have a material adverse effect on its business.  Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – OIL AND GAS PROPERTIES, UNEVALUATED

Oil and Gas properties are comprised of acquired leases on Native American tribal lands and non-native lands in the states of Montana and Alaska.  All properties are in development stage with unproven and unevaluated reserves.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	June 30, 2010	December 31, 2009
Field equipment	$417,680	$417,680
Office equipment	40,283	40,283
Furniture and fixtures	31,704	31,704
Transportation equipment	67,176	67,176
Leasehold improvements	39,806	39,806
Leased equipment	585,000	585,000
Total	1,181,649	1,181,649
Less accumulated depreciation	(526,053)	(451,968)
Net	$655,596	$729,681

Depreciation is recorded ratably over the estimated useful lives of 5 to 10 years.  Depreciation expense was $15,001, $34,713 and $110,583 for the six months ended June 30, 2010 and 2009 and from January 18, 2005 (date of inception) through June 30, 2010 respectively.

NOTE 5 – SURETY BONDS

The Company has an aggregate of $174,460 and 173,628 as of June 30, 2010 and December 31, 2009, respectively, deposited in a financial institution as collateral for posted surety bonds with various governmental agencies as assurance for possible well-site reclamation, if required.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 6 – GUARANTEE FEES

In connection with the execution of the capital lease obligation, two Company officers and relatives shareholders provided real estate collateral and personal guarantees to the financial institution in exchange for an obligation of $325,000 of which $43,100 remains unpaid to officers and relatives as of June 30, 2010.  The guarantee fees are amortized ratably over the term of the related lease.   This lease was converted into the Company’s common stock during the quarter ended March 31, 2010 and the unamortized balance of $169, 271 was written off accordingly.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following:

	June 30, 2010	December 31, 2009
Accounts payable and accrued expenses	$692,563	$1,110,007
Accrued expenses, related parties	18,000	44,400
Accrued interest	127,718	114,852
	$838,281	$1,269,259

NOTE 8 – NOTES PAYABLE

Notes payable are comprised of the following:

	June 30, 2010	December 31, 2009
Note payable, due in monthly installments of $530 including interest of 9.75%, due to mature in August 2010, secured by related equipment. Currently in default	$10,109	$10,109

Note payable, due in monthly installments of $369 including interest of 2.9%, due to mature in April 2013 secured by related equipment. Currently in default	$14,788	$14,788

Note payable, due in monthly installments of $246 including interest of 16.94%, due to mature in July 2011 secured by related equipment. Currently in default	$6,312	$6,312

Note payable, due in monthly installments of $1,022 including interest of 18.89%, due to mature in July 2013 secured by related equipment. Currently in default	$37,001	$37,001

Note payable, due July 1, 2006 with interest at 25% per annum, unsecured. Currently in default.	-	157,800
Note payable, due to mature in March 2010 at 0% interest. Currently in default.	471,500	-
Sub-total	539,710	226,010
Less current portion	373,046	226,010
Long term portion	$166,664	$-

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 9 – LOANS PAYABLE

Loans payable are comprised of the following:

	June 30, 2010	December 31, 2009
Loan payable, - bearing 7.5% per annum with no specific due date, guaranteed by Company officers. Currently in default.	$130,000	$130,000
Various loans payable, with interest rates from 4% to 20% per annum, unsecured, currently in default	391,634	1,055,400
Total	521,634	1,185,400
Less current portion	521,634	1,185,400
Long term portion	$-0-	$-0-

NOTE 10 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of its $0.0001 par value preferred stock.  As of June 30, 2010 and December 31, 2009, there were 500,000 and 500,000 shares issued and outstanding respectively.

On September 22, 2009, the Company’s Board of Directors designated 1,000,000 shares of its authorized preferred stock to be Series A Convertible Preferred Stock.  The general attributes of the Series A Convertible Preferred Stock is as follows:

Dividends.  Holders of Series A Convertible Preferred Stock shall be entitled to receive dividends when and if declared by the Board of Directors.  Notwithstanding the forgoing, no dividends or other distributions shall be made or declared, in cash or in kind, in any other shares of the Company without the consent of the holders of Series A Convertible Preferred Stock unless and until a dividend of like amount is first paid in full to holders of Series A Convertible Preferred Stock.

Voting Rights. Holders of Series A Convertible Preferred Stock will have the right to that number of votes determined by multiplying the number of shares issuable upon conversion of the Series A Convertible Preferred Stock by 1,000.

Conversion.  Holders of Series A Convertible Preferred Stock will have the right to convert the Series A Convertible Preferred Stock at the option of the holder, at any time, into same number of common shares, subject to certain fundamental transaction adjustments.

On October 23, 2009, in conjunction with the reverse acquisition, the Company issued an aggregate of 500,000 shares of Series A Preferred Stock to principal officers of the Company.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 10 – STOCKHOLDERS’ EQUITY (continued)

Common stock

The Company is authorized to issue 1,000,000,000 shares of its $0.001 par value common stock.  As of June 30, 2010 there were 25,031,530 shares issued and outstanding.

On October 23, 2009, the Company affected a ten thousand-for-one (10,000 to 1) reverse stock split of its issued and outstanding shares of common stock, $0.001 par value. All references in the consolidated financial statements and the notes to consolidated financial statements, number of shares, and share amounts have been retroactively restated to reflect the forward split.

During the year ended December 31, 2005, the Company issued an aggregate of 920 shares of common stock for services rendered at approximately $500.00 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

During the year ended December 31, 2006, the Company issued an aggregate of 186 shares of common stock for services rendered and expenses at approximately $121.97 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

During the year ended December 31, 2009, the Company issued an aggregate of 10,045,000 shares of common stock for services rendered and expenses at approximately $0.80 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

During the six months ended June 30, 2010, the Company converted various outstanding debts including loans, equipment leases and account payables.  Pursuant to the various debt conversion agreements and pay-off letters, the Company converted 13 promissory notes and accrued interest, an equipment lease and an account payable totaling $1,524,757 into the Company’s common stock at various conversion prices ranging from $0.07 to $0.80 per share. An aggregate of 10,040,702 shares of common stock were issued in exchange for full release from such debt obligations.

On June 10, 2010, the Company issued and deposited 1,000,000 shares into an attorney escrow account as part of a proposed financing arrangement. The shares will be returned to treasury if the proposed financing is not completed by September 15, 2010.

On May 24, 2010, the Company issued 375,000 shares to a consultant for consulting services.

During the six months ended June 30, 2010, the Company issued an aggregate of 1,493,000 shares of common stock for services rendered and expenses at between approximately $0.20 and $1.18 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 11 – COMMITMENTS AND OBLIGATIONS

Overriding Royalty Interests

On April 11, 2005, the principal shareholders of the company formed NAEG Founders Holding Corporation (formerly NAEG Founders Corporation) for the purpose of selling a 5% Overriding Royalty Interest in the Company’s future oil & gas production. The Company sold a 5% Overriding Royalty Interest on future potential oil & gas production from oil & gas properties held and operated by the Company. During the years ended December 31, 2007 and 2008, the Company received payments of $1,715,000 and $1,208,570, respectively, and was recorded as additional paid in capital in each respectively year.

Mineral Royalty Payments & Oil & Gas Lease Payments

The Company is obligated to pay royalties to the lessors of its oil fields under the oil and gas leases with payments ranging from 16.67% to 20% of any production revenue. The Company is obligated for a minimum of $3.00 per acre per year in lease rental payments in Montana. Company has fully paid-up several leases in advance therefore not requiring any yearly lease rental payments.

At June 30, 2010, future minimum lease payments are as follows:

2010	$4,812
2011	$9,624
2012	$9,624
2013	$9,624

Operating leases

1.	The Company leases office space in New York at approximately $4,766 per month. Lease expires December 31, 2010. Currently leasing space on a month to month basis. Currently in default.

2.	The Company leases office space in Montana on a month to month basis at approximately $425 per month. Currently in default.

3.	The Company leases office space in Alaska on a month to month basis at approximately $390 per month. Currently in default.

The office lease expenses for the Company’s field offices in Alaska and Montana have been included on the balance sheet in Oil & Gas Properties.

At June 30, 2010, future minimum lease payments are as follows:

2010	$33,500
2011	$66,972
2012	$66,972
2013	$66,972
Thereafter	-

Total lease rental expenses for the six months ended June 30, 2010 was $38,600.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 11 – COMMITMENTS AND OBLIGATIONS (continued)

Consulting agreements

The Company has consulting agreements with outside contractors. The Agreements are generally month to month. The Company hired Pasquale Guadagno, former President of Flight Management International Inc. on November 1, 2009 as a consultant. The Agreement is for five months. The total consulting fee paid to him is $160,000.

As per a consulting agreement executed on June 10, 2010, the Company is obligated to pay a two percent (2%) Overriding Royalty Interest on the oil production from one specific oil well in Montana for which Company is pursuing initial development capital for. In addition, it is obligated to pay a 10% success fee to the consultant in the event the funding is completed as a result of consultant’s efforts.

As per a consulting agreement executed on May 13, 2010, the Company is obligated to pay a success fee of seven percent (7%), inclusive of all fees, in cash of the amount of capital raised as a result of contacts by the consultant.

Litigation

On March 19, 2010, Plaintiffs, putative investors in NAEG Founders Holding Corporation, filed a complaint in the Supreme Court of the State of New York, Nassau County against the Company, certain of its officers, and others.  Plaintiffs’ complaint alleges, among other things, that the Company and/or its affiliates and officers have breached fiduciary duties purportedly owed Plaintiffs and committed common law fraud through misrepresentations in the course of soliciting investments.  Plaintiffs seek an order granting Plaintiffs certain disclosures, unfettered access to various corporate books and records, and termination of the current officers and directors of the Company.  Plaintiffs also seek compensatory damages in an amount to be determined at trial, but alleged in the complaint to equal or exceed the amount of their putative investments in the Company and/or its affiliates.

On March 25, 2010, Plaintiffs filed an order to show cause in the Supreme Court of the State of New York, Nassau County in support of their request for an order granting Plaintiffs specific relief; namely, the setting of a date for a shareholders’ meeting of NAEG Founders Holding Corporation, inspection of books and records of NAEG Founders Holding Corporation, and an accounting from the Company’s corporate officers’ as to their interests in the Company and its affiliates.

On May 6, 2010, the Company filed an order to show cause requesting an order transferring this matter to New York County, pursuant to the terms of a contractual forum selection clause, and staying the entire action pending determination of the change of venue motion.  On May 6, 2010, oral argument was held on the Company’s request for a stay, after which the Court granted an interim stay tolling the Company’s time to respond to Plaintiffs’ motion and complaint.  Plaintiffs served their formal response in opposition to the Company’s change of venue motion on June 3, 2010.  The Company served its reply in support of its venue motion on June 18, 2010.  The Court has not yet rendered a decision on the Company’s change of venue motion.

The Company intends to continue to contest the case vigorously.

The Company is being represented Bachner & Associates, P.C. in New York. They are unable at this time to render an opinion that the likelihood of an unfavorable outcome is either probable or remote, or to estimate the amount or range of probable loss.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 12 – RELATED PARTY TRANSACTIONS

From January 18, 2005 (date of inception) through June 30, 2010, principal shareholders have contributed an aggregate of $1,315,963 in working capital with the funds thereof reflected as additional paid in capital in the Company’s financial statements.

In conjunction with the reverse acquisition as described in Note 1 above, the Company issued an aggregate of 10,000,000 shares of common stock and 500,000 shares of convertible preferred stock to two officers of Native American Energy Group, Inc which represents approximately 90% of the post acquisition shares outstanding.

Officers and their relatives have loaned funds to the Company from time to time.

NOTE 13 – INCOME TAXES

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At June 30, 2010 the Company has available for federal income tax purposes a net operating loss carry forward of approximately $17,000,000 expiring in the year 2029 that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company’s ownership, the future use of its existing net operating losses may be limited. Components of deferred tax assets as of June 30, 2010 are as follows:

Noncurrent:
Net operating loss carry forward	$5,900,000
Valuation allowance	(5,900,000)
Net deferred tax asset	$-

The total provision differs from the amount that would be obtained by applying the federal statutory rate of 35% to income before income taxes, as follows:

Expected tax provision (benefit)	$(5,900,000)
Effect of:
State income taxes, net of federal benefit	-
Net operating loss carry forward	2,750,000
Increase in valuation allowance	3,150,000
Graduated rates	-
$5,900,000

NATIVE AMERICAN ENERGY GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-21

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-22

Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and from the period January 18, 2005 (date of inception) to December 31, 2009	F-23

Consolidated Statement of Stockholders’ Equity for the period from January 18, 2005 (date of inception) to December 31, 2009	F-24~F-25

Consolidated Statements of Cash Flows for the year ended December 31, 2009, 2008 and from the period January 18, 2005 (date of inception) to December 31, 2009	F-26

Notes to the Consolidated Financial statements	F-27 to F-41

DWARKA KALANTRY

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Native American Energy Group Inc.

New York, New York

We have audited the accompanying consolidated balance sheet of Native American Energy Group, Inc. (the “Company”), a development stage company as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Native American Energy Group, Inc. as of December 31, 2009 and 2008, and the consolidated results of operations, changes in stockholders’ equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

 The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the accompanying consolidated financial statements, the Company has suffered recurring losses from operations and does not have sufficient cash or working capital to meet anticipated requirements through 2010. This raises substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dwarka Kalantry CPA

Forest Hills, New York
July 26, 2010

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(a development stage company)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash	$5,915	$874
Accounts receivable, other	-	-
Total current assets	5,915	874

Property, plant and equipment:
Plant and equipment, net	729,681	870,351
Total property, plant and equipment	729,681	870,351

Other assets:
Collateral on surety bonds	173,628	181,729
Guarantee fees	169,271	209,896
Security deposits	159,612	289,444
Total other assets	502,511	681,069

Total assets	$1,238,107	$1,552,294

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,269,259	$937,876
Capital leases and notes payable, short term portion	226,010	187,715
Loans payable	1,185,400	1,279,550
Total current liabilities	2,680,669	2,405,141

Long term debt:
Capital leases	185,133	195,234
Total long term debt	185,133	195,234

Commitments and contingencies

Stockholders' deficit:
Preferred stock, par value $0.0001; 1,000,000 shares authorized, 500,000 and -0- shares issued and outstanding as of December 31, 2009 and 2008, respectively	50	-
Common stock, par value $0.001; 1,000,000,000 shares authorized, 11,030,003 and 141,174 shares issued and outstanding as of December 31, 2009 and 2008, respectively	11,030	141
Additional paid in capital	14,865,210	6,311,729
Deficit accumulated during exploration stage	(16,503,985)	(7,359,951)
Total stockholders' deficit	(1,627,695)	(1,048,081)

Total liabilities and stockholders' deficit	$1,238,107	$1,552,294

See the accompanying notes to these financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(a development stage company)

			From January 18, 2005
	Year ended December 31,		(date of inception) through
	2009	2008	December 31, 2009

REVENUE	$-	$-	$-

Operating expenses:
Selling, general and administrative	8,735,741	508,667	11,207,807
Impairment of undeveloped properties	172,594	4,465,973	4,638,567
Depreciation and amortization	29,402	23,809	95,582
Total operating expenses	8,937,737	4,998,449	15,941,956

Loss from operations	(8,937,737)	(4,998,449)	(15,941,956)

Other income (expense):
Interest income	3,308	6,363	25,051
Other income	-	83,609	118,084
Interest expense	(209,605)	(202,622)	(705,164)

Loss before provision for income taxes	(9,144,034)	(5,111,099)	(16,503,985)

Provision for income taxes (benefit)	-	-	-

NET LOSS	(9,144,,034)	(5,111,099)	(16,503,985)

Net loss per common share, basis and fully diluted	$(4.19)	$(37.77)

Weighted average number of common shares outstanding, basic and fully diluted	2,181,667	135,323

See the accompanying notes to these financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(a development stage company)
From January 18, 2005 (date of inception) through December 31, 2009

									Deficit
	Preferred stock		Common stock		Additional Paid in	Common shares to be issued		Common Stock	Accumulated during Development
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Subscription	Stage	Total
Shares outstanding at inception	-	$-	30	$-	$-	-	$-	$-	$-	$-
Sale of common stock	-	-	97,500	98	48,652	-	-	-	-	48,750
Common stock issued in exchange for services rendered	-	-	920	1	459,999	-	-	-	-	460,000
Contributed capital by majority shareholders	-	-	-	-	794,682	-	-	-	-	794,682
Net loss for period ended December 31, 2005	-	-	-	-	-	-	-	-	(579,779)	(579,779)
Balance, December 31, 2005 (Unaudited)	-	-	98,450	99	1,303,333	-	-	-	(579,779)	723,653
Common stock issued as debt collateral	-	-	20,640	20	(20)	-	-	-	-	-
Common stock issued in exchange for services rendered	-	-	136	-	19,500	-	-	-	-	19,500
Common stock issued in exchange for expenses	-	-	50	-	3,000	-	-	-	-	3,000
Sale of common stock	-	-	8,046	8	249,992	-	-	-	-	250,000
Common stock subscription	-	-	-	-	-	-	-	40,000	-	40,000
Contributed capital by majority shareholders	-	-	-	-	451,739	-	-	-	-	451,739
Net loss for year ended December 31, 2006	-	-	-	-	-	-	-	-	(763,264)	(763,264)
Balance, December 31, 2006 (Unaudited)	-	-	127,322	127	2,027,544	-	-	40,000	(1,343,043)	724,628
Issuance of common stock for subscription	-	-	5,000	5	39,995	-	-	(40,000)	-	-
Sale of common stock, net	-	-	17,507	17	317,358	-	-	-	-	317,375
Return of common stock issued for collateral	-	-	(20,400)	(20)	20	-	-	-	-	-
Common stock to be issued for acquisition of Fowler Oil & Gas	-	-	-	-	-	11,765	691,200	-	-	691,200
Sale of royalty rights	-	-	-	-	1,715,000	-	-	-	-	1,715,000
Cancelation of common stock issued for services	-	-	(20)	-	-	-	-	-	-	-
Contributed capital by majority shareholders	-	-	-	-	64,301	-	-	-	-	64,301
Net loss for the year ended December 31, 2007	-	-	-	-	-	-	-	-	(905,809)	(905,809)
Balance, December 31, 2007	-	$-	129,409	$129	$4,164,218	11,765	$691,200	$-	$(2,248,852)	$2,606,695

See the accompanying notes to these financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(a development stage company)
From January 18, 2005 (date of inception) through December 31, 2009

									Deficit
	Preferred stock		Common stock		Additional Paid in	Common shares to be issued		Common Stock	Accumulated during Development
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Subscription	Stage	Total
Balance, December 31, 2007	-	$-	129,409	$129	$4,164,218	11,765	$691,200	$-	$(2,248,852)	$2,606,695
Issuance of common stock for investment in wholly owned subsidiary	-	-	11,765	12	936,187	(11,765)	(691,200)	-	-	244,999
Sale of royalty rights	-	-	-	-	1,208,570	-	-	-	-	1,208,570
Contributed capital by majority shareholders	-	-	-	-	2,754	-	-	-	-	2,754
Net loss for the year ended December 31, 2008	-	-	-	-	-	-	-	-	(5,111,099)	(5,111,099)
Balance, December 31, 2008	-	-	141,174	141	6,311,729	-	-	-	(7,359,951)	(1,048,081)
Issuance of common stock for technology license	-	-	2,000	2	-			-	-	2
Effective of Merger with Native American Energy Group, Inc. (formerly Flight Management International, Inc.)	-	-	351,829	352	25,580	-	-	-	-	25,932
Preferred shares issued in exchange for services	500,000	50	-	-	399,950	-	-	-	-	400,000
Common shares issued in exchange for services	-	-	10,000,000	10,000	7,990,000	-	-	-	-	8,000,000
Sale of Common Stock	-	-	490,000	490	104,510	-	-	-	-	105,000
Common stock issued in exchange for expenses	-	-	45,000	45	30,955	-	-	-	-	31,000
Contributed capital by majority shareholders	-	-	-	-	2,486	-	-	-	-	2,486
Net loss for the year ended December 31, 2009	-	-	-	-	-	-	-	-	(9,144,034)	(9,144,034)
Balance, December 31, 2009	500,000	$50	11,030,003	$11,030	$14,865,210	$-	$-	$-	$(16,503,985)	$(1,627,695)

See the accompanying notes to these financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(a development stage company)

			From January 18, 2005
	Year ended December 31,		(date of inception) through
	2009	2008	December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,144,034)	$(5,111,099)	$(16,503,985)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29,402	23,809	231,168
Impairment losses	172,594	4,465,973	4,638,567
Common stock issued for services and expenses	8,056,932	-	8,539,432
Preferred stock issued for services	400,000	-	400,000
(Increase) decrease in:
Accounts receivable, other	-	20,877	-
Licensing	-	-	(30,000)
Surety bonds	8,101	(6,349)	(173,628)
Guarantee fees	40,625	40,625	(169,271)
Security deposits	129,832	(260,048)	(159,612)
Increase (decrease) in:
Accounts payable	331,383	144,572	1,269,259
Deferred income	-	(77,057)	-
Net cash used in operating activities	24,835	(758,697)	(1,958,070)

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and gas properties, unevaluated	(6,787)	(1,269,393)	(1,206,562)
Purchase of property and equipment	(54,537)	(178,730)	(2,841,654)
Net cash provided by (used in) investing activities	(61,324)	(1,448,123)	(4,048,216)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and subscriptions	105,000	-	761,125
Proceeds from sale of royalty interest	-	1,208,570	2,923,570
Contributions by majority shareholders	2,486	2,754	1,315,963
Proceeds (payments) of capital leases	(10,101)	55,734	(364,216)
Proceeds (payments) of loans payable	(94,150)	717,150	1,185,400
Proceeds (payments) of notes payable	38,295	(22,677)	190,359
Net cash (used in) provided by financing activities	41,530	1,961,531	6,012,201

Net increase (decrease) in cash and cash equivalents	5,041	(245,289)	5,915
Cash and cash equivalents, beginning of period	874	246,163	-

Cash and cash equivalents, end of period	$5,915	$874	$5,915

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for taxes	$-	$-	$800

NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services rendered	$8,056,932	$-	$8,539,432
Common stock issued for licenses	$2	$-	$2
Preferred stock issued for services rendered	$400,000		$400,000

See the accompanying notes to these financial statements

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Business and Basis of Presentation

The registrant, Native American Energy Group, Inc. (the “Company”), formerly Flight Management International, Inc. was incorporated under the laws of the State of Delaware on November 1, 1996.  The Company leases and using enhanced oil recovery capabilities, revitalizes abandoned oil fields which were previously developed and capped. The oil and natural gas fields are owned by individual land owners and located on native and non-native American lands in the State of Montana and Alaska.

The consolidated financial statements include the accounts of the Company, including NAEG Alaska Corporation (formerly Fowler Oil and Gas Corporation) and Native American Group, NAEG Alaska is wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

To implement its current business plan, significant additional financing will be required and the Company will need to be successful in its efforts to identify, acquire and develop oil and gas reserves that are economically recoverable.

The Company is in the development stage as defined by Accounting Standards Codification subtopic 915-10 Development Stage Entities (“ASC 915-10”) with its efforts principally devoted to developing oil and gas reserves. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2009, the Company has accumulated losses of $16,503,985.

Reverse Acquisition

On October 23, 2009, the Company consummated a Plan of Merger and Merger Agreement with Flight Management International, Inc, a Delaware corporation and wholly-owned subsidiary of the Company (the “Subsidiary”) and Native American Energy Group, Inc., a Nevada corporation

Pursuant to the Merger Agreement, on October 23, 2009, the Subsidiary merged with and into Native American Energy Group, Inc. resulting in Native American Energy Group, Inc. becoming a wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Merger Agreement, the Company issued 143,174 shares of its common stock (the “Acquisition Shares”) to the shareholders of Native American Energy Group, Inc.; and 10,000,000 shares of common stock and 500,000 shares of convertible preferred stock to two officers of Native American Energy Group, Inc., total of which representing approximately 92.5% of the issued and outstanding fully diluted common stock following the closing of the Merger. Also, 351,829 shares issued and outstanding were retained for shareholders prior to reverse merger. Simultaneously with the Merger, the Company changed its name from Flight Management International, Inc. to Native American Energy Group, Inc.  Pursuant to the Merger Agreement, the outstanding shares of common stock of Native American Energy Group, Inc. were cancelled. Prior to the Merger, the Company was an inactive corporation with no significant assets and liabilities and was considered as “Shell Company” under the SEC guidelines.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

As a result of the Merger, there was a change in control of the Company. In accordance with Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10) Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10), the Company was the acquiring entity. In substance, the Share Exchange is a recapitalization of the Company’s capital structure rather than a business combination and accounted for as such.

 The total consideration paid was $25,932 and the significant components of the transaction are as follows:

Native American Energy Group, Inc. (Formerly Flight Management International, Inc.)
Summary Statement of Financial Position
At October 23, 2009

Assets:	$-0-

Liabilities:

Net liabilities assumed	$-0-

Common stock retained	25,932

Total consideration:	$25,932

All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of assets is provided by use of a straight line method over the estimated useful lives of the related assets. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

 Undeveloped Oil and Gas Properties

Acquisition, exploration and development of oil and gas activities are capitalized when costs are recoverable and directly result in an identifiable future benefit, following the full cost method of accounting. Improvements that increase capacity or extend the useful lives of assets are capitalized. Maintenance and turnaround costs are expensed as incurred.

Undeveloped oil and gas properties are assessed, at minimum annually, or as economic events dictate, for potential impairment. Impairment is assessed by comparing the estimated net undiscounted future cash flows to the carrying value of the asset. If required, the impairment recorded is the amount by which the carrying value of the asset exceeds its fair value.

Capitalized costs are depleted and depreciated on the unit-of-production method based on the estimated gross proved reserves once determined by the independent petroleum engineers. Depletion and depreciation is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future costs to be incurred in developing proved reserves, net of estimated salvage value.

Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion and depreciation calculation if and until it is determined whether or not proved reserves can be assigned to such properties. Costs of unproved properties and major development projects are transferred to depletable costs based on the percentage of reserves assigned to each project over the expected total reserves when the project was initiated. These costs are assessed periodically to ascertain whether impairment has occurred.

Depletion and amortization of oil and gas properties

The Company follows the full cost method of accounting for oil and gas properties.  Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization of capitalized oil and gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves.

The Company periodically evaluates the carrying value of long-lived assets, including unproved properties, to be held and used in accordance with Accounting Standards Codification subtopic 360-10, Property, plant and equipment (“ASC 360-10”). ASC 360-10 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

During the years ended December 31, 2009 and 2008, the Company management performed an evaluation of its unproved properties for purposes of determining the implied fair value of the assets at the end of each respective year. The test indicated that the recorded remaining book value of its unproved properties exceeded its fair value for the years ended December 31, 2009 and 2008.  As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $172,594, net of tax, or $0.02 per share during the year ended December 31, 2009 and $4,465,973, net of tax, or $0.88 per share during the year ended December 31, 2008 to reduce the carrying value of the unproved properties to $-0-. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

Intangible assets

The Company accounts for and reports acquired goodwill and other intangible assets under Accounting Standards Codification subtopic 305-10, Intangibles, Goodwill and Other (“ASC 305-10”). In accordance with ASC 305-10, the Company tests its intangible assets for impairment on an annual basis and when there is reason to suspect that their values have been diminished or impaired. Any write-downs will be included in results from operations.

Asset Retirement Obligations

The Company accounts for reclamation costs under the provisions of Accounting Standards Codification subtopic 410-20, Asset Retirement and Environmental Obligations, Asset Retirement Obligations (“ASC 410-20”). ASC 410-20 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, the Statement requires that retirement obligations be recognized when they are incurred and displayed as liabilities with the initial measurement being at the present value of estimated third party costs. In addition, the asset retirement cost is capitalized as part of the assets’ carrying value and subsequently allocated to expense over the assets’ useful lives. There are no changes in the carrying amounts of the asset retirement obligations as no expenses have yet been incurred.

Revenue Recognition

Revenues from the sale of petroleum and natural gas are recorded when title passes from the Company to its petroleum and/or natural gas purchaser and collectibility is reasonably assured. The Company will begin recording revenue once it is determined there are proved reserves and production commences.

Stock based payments

Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in ASC 718-10.  The Company implemented AC 718-10 on January 1, 2006 using the modified prospective method.

As of December 31, 2009 and 2008, there were no outstanding employee stock options.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”).  ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company’s financial position or operations.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $-0- for the years ended December 31, 2009, 2008 and from January 18, 2005 (date of inception) through December 31, 2009.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At December 31, 2009, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring through 2029	$16,500,000

Tax Asset	5,800,000
Less valuation allowance	(5,800,000)

Balance	$—

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) which specifies the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. The Company’s common stock equivalents, represented by convertible preferred stock, were not considered as including such would be anti-dilutive.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

 Reliance on Key Personnel and Consultants

The Company has 3 full-time employees who are executive officers and 0 part-time employees.  Additionally, there are outside consultants performing various specialized services.  The Company is heavily dependent on the continued active participation of these current executive officers, employees and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Recent Accounting Pronouncements

In March 2010, the FASB issued new accounting guidance, under ASC Topic 605 on Revenue Recognition.  This standard provides that the milestone method is a valid application of the proportional performance model for revenue recognition if the milestones are substantive and there is substantive uncertainty about whether the milestones will be achieved.  Determining whether a milestone is substantive requires judgment that should be made at the inception of the arrangement.  To meet the definition of a substantive milestone, the consideration earned by achieving the milestone (1) would have to be commensurate with either the level of effort required to achieve the milestone or the enhancement in the value of the item delivered, (2) would have to relate solely to past performance, and (3) should be reasonable relative to all deliverables and payment terms in the arrangement.  No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement.  The standard is effective for interim and annual periods beginning on or after June 15, 2010.  The Company is currently evaluating the impact the adoption of this guidance will have on its financial statements.

In February 2010, the FASB issued ASU No. 2010-09, which updates the guidance in ASC 855, Subsequent Events, such that companies that file with the SEC will no longer be required to indicate the date through which they have analyzed subsequent events. This updated guidance became effective immediately upon issuance and was adopted as of the first quarter of 2010.

In February 2010 the FASB issued Update No. 2010-08 Technical Corrections to Various Topics (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (Continued)

In January 2010 the FASB issued Update No. 2010-06 Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed share represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 Accounting for Various Topics—Technical Corrections to SEC Paragraphs (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-02 Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification (“2010-02”) an update of ASC 810 Consolidation. 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

In January 2010 the FASB issued Update No. 2010-01 Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force (“2010-03”) an update of ASC 505 Equity. 2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their affect on the computation of earnings per shares. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.

NOTE 2 – GOING CONCERN MATTERS

The Company has incurred a net loss of $9,144,034 and $5,111,099 for the years ended December 31, 2009 and 2008, respectively. The Company has incurred significant losses and has an accumulated deficit of $16,503,985 at December 31, 2009. These factors raised substantial doubt about the Company’s ability to continue as going concern.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 2 – GOING CONCERN MATTERS (continued)

There can be no assurance that sufficient funds will be generated during the next twelve months or thereafter from the Company’s current operations, or those funds will be available from external sources such as debt or equity financings or other potential sources.  The lack of additional capital could force the Company to curtail or cease operations and would, therefore, have a material adverse effect on its business.  Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – OIL AND GAS PROPERTIES, UNEVALUATED

Oil and Gas properties are comprised of acquired leases on Native American tribal lands and non-native lands in the states of Montana and Alaska.  All properties are in development stage with unproven and unevaluated reserves.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	2009	2008
Field equipment	$417,680	$416,892
Office equipment	40,283	40,283
Furniture and fixtures	31,704	31,704
Transportation equipment	67,176	61,176
Leasehold improvements	39,806	39,806
Leased equipment	585,000	585,000
Total	1,181,649	1,174,861
Less accumulated depreciation	(451,968)	(304,510)
Net	$729,681	$870,351

Depreciation is recorded ratably over the estimated useful lives of 5 to 10 years.  Depreciation expense was $29,402, $23,809 and $95,582 for the years ended December 31, 2009, and 2008 and from January 18, 2005 (date of inception) through December 31, 2009, respectively.

NOTE 5 – SURETY BONDS

The Company has an aggregate of $173,628 and 181,729 as of December 31, 2009 and 2008, respectively, deposited in a financial institution as collateral for posted surety bonds with various governmental agencies as assurance for possible well-site reclamation, if required.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 6 – GUARANTEE FEES

In connection with the execution of a capital lease obligation, two Company officers and relatives shareholders provided real estate collateral and personal guarantees to the financial institution in exchange for an obligation of $325,000 of which $169,271 remains unpaid to officers and relatives as of December 31, 2009.  The guarantee fees are amortized ratably over the term of the related lease.   This lease was converted into the Company’s common stock in 2010.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following:

	2009	2008
Accounts payable and accrued expenses	$1,110,007	$827,443
Accrued expenses, related parties	44,400	53,700
Accrued interest	114,852	56,733
	$1,269,259	$937,876

NOTE 8 – CAPITAL LEASE OBLIGATIONS

Property, plant and equipment include the following amounts for capitalized leases at December 31, 2009:

Drilling/Workover Rig	$585,000
Less: Accumulated depreciation and amortization	224,250
Net book value:	$360,750

Future minimum lease payments required under the capital leases are as follows:

Total minimum lease payments	$207,400
Less: amount representing interest	44,835
Subtotal	162,565
Less current portion	123,831
Long term portion	$38,734

Following is a schedule of the Company’s future minimum capital lease obligations:

Year ended December 31, 2009.

2010	164,700
2011	42,700
Total	$207,400

The Company did not make any payments on this Capital Lease during the year ended December 31, 2009 and therefore the 2009 minimum lease obligation is included in the 2010 obligation.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 8 – CAPITAL LEASE OBLIGATIONS (Continued)

The capital lease was recorded at the present value of the minimum lease payments at the date of inception discounted to present value with an effective interest rate of 17%

The present value of minimum capital lease obligations amounts to $207,400.  This lease was converted into the Company’s common stock in 2010.

NOTE 9 – NOTES PAYABLE

Notes payable are comprised of the following:

	2009	2008
Note payable, due in monthly installments of $530 including interest of 9.75%, due to mature in August 2010, secured by related equipment. Currently in default	$10,109	$10,109

Note payable, due in monthly installments of $369 including interest of 2.9% due to mature in April 2013 secured by related equipment. Currently in default	$14,788	$14,788

Note payable, due in monthly installments of $246 including interest of 16.94%, due to mature in July 2011 secured by related equipment. Currently in default	$6,312	$6,312

Note payable, due in monthly installments of $1,022 including interest of 18.89%, due to mature in July 2013 secured by related equipment. Currently in default	$37,001	$37,434

Note payable, due July 1, 2006 with interest at 25% per annum, unsecured. Currently in default.	157,800	156,506
Total	226,010	225,149
Less current portion	226,010	225,149
Long term portion	$-	$-

NOTE 10 – LOANS PAYABLE

Loans payable are comprised of the following:

	2009	2008
Loan payable, - bearing 7.5% per annum with no specific due date, guaranteed by Company officers. Currently in default.	$130,000	$130,000
Various loans payable, with interest rates from 4% to 20% per annum, unsecured, currently in default	1,055,400	1,149,550
Total	1,185,400	1,279,550
Less current portion	1,185,400	1,279,550
Long term portion	$-0-	$-0-

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 11 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of its $0.0001 par value preferred stock.  As of December 31, 2009 and 2008, there were 500,000 and -0- shares issued and outstanding respectively.

On September 22, 2009, the Company’s Board of Directors designated 1,000,000 shares of its authorized preferred stock to be Series A Convertible Preferred Stock.  The general attributes of the Series A Convertible Preferred Stock is as follows:

Dividends.  Holders of Series A Convertible Preferred Stock shall be entitled to receive dividends when and if declared by the Board of Directors.  Notwithstanding the forgoing, no dividends or other distributions shall be made or declared, in cash or in kind, in any other shares of the Company without the consent of the holders of Series A Convertible Preferred Stock unless and until a dividend of like amount is first paid in full to holders of Series A Convertible Preferred Stock.

Voting Rights. Holders of Series A Convertible Preferred Stock will have the right to that number of votes determined by multiplying the number of shares issuable upon conversion of the Series A Convertible Preferred Stock by 1,000.

Conversion.  Holders of Series A Convertible Preferred Stock will have the right to convert the Series A Convertible Preferred Stock at the option of the holder, at any time, into same number of common shares, subject to certain fundamental transaction adjustments.

On October 23, 2009, in conjunction with the reverse acquisition, the Company issued an aggregate of 500,000 shares of Series A Preferred Stock to principal officers of the Company.

Common stock

The Company is authorized to issue 1,000,000,000 shares of its $0.001 par value common stock.  As of December 31, 2009 there were 11,030,003 shares issued and outstanding.

On October 23, 2009, the Company affected a ten thousand-for-one (10,000 to 1) reverse stock split of its issued and outstanding shares of common stock, $0.001 par value. All references in the consolidated financial statements and the notes to consolidated financial statements, number of shares, and share amounts have been retroactively restated to reflect the forward split.

During the year ended December 31, 2005, the Company issued an aggregate of 920 shares of common stock for services rendered at approximately $500.00 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 11 – STOCKHOLDERS’ EQUITY (continued)

During the year ended December 31, 2006, the Company issued an aggregate of 186 shares of common stock for services rendered and expenses at approximately $121.97 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

During the year ended December 31, 2009, the Company issued an aggregate of 10,045,000 shares of common stock for services rendered and expenses at approximately $0.80 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

NOTE 12 – COMMITMENTS AND OBLIGATIONS

Overriding Royalty Interests

On April 11, 2005, the principal shareholders of the company formed NAEG Founders Holding Corporation (formerly NAEG Founders Corporation) for the purpose of selling a 5% Overriding Royalty Interest in the Company’s future oil & gas production. The Company sold a 5% Overriding Royalty Interest on future potential oil & gas production from oil & gas properties held and operated by the Company. During the years ended December 31, 2007 and 2008, the Company received payments of $1,715,000 and $1,208,570, respectively, and was recorded as additional paid in capital in each respectively year.

Mineral Royalty Payments & Oil & Gas Lease Payments

The Company is obligated to pay royalties to the lessors of its oil fields under the oil and gas leases with payments ranging from 16.67% to 20% of any production revenue.  The Company is obligated for a minimum of $3.00 per acre per year in lease rental payments in Montana. Company has fully paid-up several leases in advance therefore not requiring any yearly lease rental payments.

At December 31, 2009, future minimum lease payments are as follows:

2010	$9,624
2011	$9,624
2012	$9,624
2013	$9,624

Operating leases

1.	The Company leases office space in New York at approximately $4,766 per month. Lease expires December 31, 2010. Currently in default.

2.	The Company leases office space in Montana on a month to month basis at approximately $425 per month. Currently in default.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 12 – COMMITMENTS AND OBLIGATIONS (continued)

3.	The Company leases office space in Alaska on a month to month basis at approximately $390 per month. Currently in default.

The office lease expenses for the Company’s field offices in Alaska and Montana have been included on the balance sheet in Oil & Gas Properties.

At December 31, 2009, future minimum lease payments are as follows:

2010	$66,972
2011	$66,972
2012	$66,972
2013	$66,972
Thereafter	-

Total lease rental expenses for the year ended December 31, 2009 was $67,465.

Consulting agreements

The Company has consulting agreements with outside contractors. The Agreements are generally month to month. The Company hired Pasquale Guadagno, former President of Flight Management International Inc. on November 1, 2009 as a consultant. The Agreement is for five months. The total consulting fee commitment is $160,000 of which $157,000 was outstanding as of December 31, 2009.

Litigation

On March 19, 2010, Plaintiffs, putative investors in NAEG Founders Holding Corporation, filed a complaint in the Supreme Court of the State of New York, Nassau County against the Company, certain of its officers, and others.  Plaintiffs’ complaint alleges, among other things, that the Company and/or its affiliates and officers have breached fiduciary duties purportedly owed Plaintiffs and committed common law fraud through misrepresentations in the course of soliciting investments.  Plaintiffs seek an order granting Plaintiffs certain disclosures, unfettered access to various corporate books and records, and termination of the current officers and directors of the Company.  Plaintiffs also seek compensatory damages in an amount to be determined at trial, but alleged in the complaint to equal or exceed the amount of their putative investments in the Company and/or its affiliates.

On March 25, 2010, Plaintiffs filed an order to show cause in the Supreme Court of the State of New York, Nassau County in support of their request for an order granting Plaintiffs specific relief; namely, the setting of a date for a shareholders’ meeting of NAEG Founders Holding Corporation, inspection of books and records of NAEG Founders Holding Corporation, and an accounting from the Company’s corporate officers’ as to their interests in the Company and its affiliates. On May 6, 2010, the Company filed an order to show cause requesting an order transferring this matter to New York County, pursuant to the terms of a contractual forum selection clause, and staying the entire action pending determination of the change of venue motion.  On May 6, 2010, oral argument was held on the Company’s request for a stay, after which the Court granted an interim stay tolling the Company’s time to respond to Plaintiffs’ motion and complaint.  Plaintiffs served their formal response in opposition to the Company’s change of venue motion on June 3, 2010.  The Company served its reply in support of its venue motion on June 18, 2010.  The Court has not yet rendered a decision on the Company’s change of venue motion.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 12 – COMMITMENTS AND OBLIGATIONS (continued)

The Company intends to continue to contest the case vigorously.

The Company is being represented Bachner & Associates, P.C. in New York. They are unable at this time to render an opinion that the likelihood of an unfavorable outcome is either probable or remote, or to estimate the amount or range of probable loss.

NOTE 13 – RELATED PARTY TRANSACTIONS

From January 18, 2005 (date of inception) through December 31, 2009, principal shareholders have contributed an aggregate of $1,315,963 in working capital with the funds thereof reflected as additional paid in capital in the Company’s financial statements.

In conjunction with the reverse acquisition as described in Note 1 above, the Company issued an aggregate of 10,000,000 shares of common stock and 500,000 shares of convertible preferred stock to two officers of Native American Energy Group, Inc which represents approximately 90% of the post acquisition shares outstanding.

In connection with the execution of the a capital lease obligation, two Company officers and their relatives provided real estate collateral pledges and personal guarantees to the financial institution in exchange for an obligation of $325,000 of which $169,271 remains unpaid as of December 31, 2009.  The guarantee fees are amortized ratably over the term of the related lease.  The lease obligation expires in 2014.  See note 6 for details.

Officers and their relatives have loaned funds to the Company from time to time.  See notes 9 and 10 for details.

NOTE 14 – INCOME TAXES

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At December 31, 2009 the Company has available for federal income tax purposes a net operating loss carry forward of approximately $16,500,000 expiring in the year 2029 that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company’s ownership, the future use of its existing net operating losses may be limited. Components of deferred tax assets as of December 31, 2009 are as follows:

Noncurrent:
Net operating loss carryforward	$5,800,000
Valuation allowance	(5,800,000)
Net deferred tax asset	$-

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 14 – INCOME TAXES (continued)

The total provision differs from the amount that would be obtained by applying the federal statutory rate of 35% to income before income taxes, as follows:

Expected tax provision (benefit)	$(5,800,000)
Effect of:
State income taxes, net of federal benefit	-
Net operating loss carryforward	2,750,000
Increase in valuation allowance	3,050,000
Graduated rates	-
$5,800,000

NOTE 15 – SUBSEQUENT EVENTS

In 2010, the Company retired various outstanding debts including loans, equipment leases and account payables.  Pursuant to the various debt conversion agreements and pay-off letters, the Company converted 13 promissory notes and accrued interest, an equipment lease and an account payable totaling $1,501,186.31 into the Company’s common stock at various conversion prices ranging from $0.07 to $0.80 per share. An aggregate of 9,790,702 shares of common stock were issued in exchange for full release from such debt obligations.

On March 19, 2010, Plaintiffs, putative investors in NAEG Founders Holding Corporation, filed a complaint in the Supreme Court of the State of New York, Nassau County against the Company, certain of its officers, and others.  Please refer to Note 12 above regarding this subsequent litigation.

In March 2010, the Company executed an amendment to their original agreement with Windaus Energy Inc. (of Canada), whereby the Company acquired manufacturing, marketing, sales, sublicensing and distribution rights to bring to the U.S. market Windaus’ Vertical Axis Wind Turbine Energy Systems.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

3.1	Certificate of Incorporation
3.2	Bylaws

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 20, 2010	NATIVE AMERICAN ENERGY GROUP, INC.

	By:	/s/ Joseph G. D’Arrigo
Name: Joseph G. D’Arrigo Title: Chief Executive Officer